UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Upstart Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UPSTART HOLDINGS, INC.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To be held at 9:00 a.m. Pacific Time on Tuesday, May 17, 2022

TO STOCKHOLDERS OF UPSTART HOLDINGS, INC.:

We are pleased to invite you to virtually attend the 2022 annual meeting of stockholders (the “2022 Annual Meeting”) of Upstart Holdings, Inc., a Delaware corporation, which will be held virtually on Tuesday, May 17, 2022, at 9:00 a.m. Pacific Time. The 2022 Annual Meeting will be held virtually via a live interactive audio webcast on the Internet. If you held shares of our common stock at the close of business on March 24, 2022, you will be able to vote online and submit questions during the meeting at www.virtualshareholdermeeting.com/UPST2022. We are holding the 2022 Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1.

to elect as Class II directors the two nominees named in the accompanying proxy statement to serve until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2022;

3.	to approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and

4.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Our Board has fixed the close of business on March 24, 2022 as the record date for the meeting. Only stockholders of record on March 24, 2022 are entitled to notice of, and to vote at, the 2022 Annual Meeting. Our proxy statement contains further information regarding voting rights and the matters to be voted upon.

On or about April 5, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders over the Internet. The Notice provides instructions on how to vote and includes instructions on how to receive a copy of our proxy materials and annual report by mail or e-mail. The Notice, our proxy statement and our annual report to stockholders can be accessed directly at the following Internet address: www.proxyvote.com, using the control number located on the Notice or, if you requested to receive a printed copy of the proxy materials, your accompanying proxy card.

Your vote is important. Whether or not you plan to attend the 2022 Annual Meeting, we urge you to submit your vote as soon as possible to ensure your shares are represented. We encourage you to submit your proxy or voting instructions via the Internet, which is convenient, helps reduce the environmental impact of our annual meeting and saves us significant postage and processing costs. For instructions on voting, please refer to your proxy card, the Notice or page 3 of the accompanying proxy statement.

We appreciate your continued support of, and continued interest in, Upstart.

By order of the Board of Directors,

Alison Nicoll

General Counsel and Corporate Secretary

San Mateo, California

UPSTART HOLDINGS, INC.

PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS

to be held at 9:00 a.m. Pacific Time on Tuesday, May 17, 2022

GENERAL INFORMATION

This proxy statement is being furnished by Upstart Holdings, Inc. in connection with the solicitation of proxies by our board of directors (the “Board”) for use at the 2022 Annual Meeting of Stockholders of Upstart Holdings, Inc. to be held on Tuesday, May 17, 2022, at 9:00 a.m. Pacific Time, solely via live webcast on the Internet at www.virtualshareholdermeeting.com/UPST2022, and for any postponements, adjournments or continuations thereof (the “2022 Annual Meeting”). In this proxy statement, the terms “Upstart,” “the company,” “we,” “us” and “our” refer to Upstart Holdings, Inc. and our subsidiaries.

On or about April 5, 2022, we expect to mail a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access this proxy statement for the 2022 Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, to our stockholders entitled to vote at the 2022 Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You are being asked to vote on the following proposals:

•	the election of Sukhinder Singh Cassidy and Paul Gu as Class II directors, each to serve until our 2025 annual meeting of stockholders or until their successors are duly elected and qualified;

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2022;

•	to approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and

•	any other business as may properly come before the 2022 Annual Meeting.

As of the date of this proxy statement, our management and Board were not aware of any other matters to be presented at the 2022 Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our Board recommends that you vote your shares:

•	“FOR” the election of Sukhinder Singh Cassidy and Paul Gu as Class II directors;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2022; and

•	to hold future stockholder advisory votes on the compensation of our named executive officers every “ONE YEAR.”

Who is soliciting my vote?

Our Board is soliciting your vote in connection with the 2022 Annual Meeting.

Who is entitled to vote?

Only holders of our common stock as of the close of business on March 24, 2022, which is the record date for the 2022 Annual Meeting (the “Record Date”), are entitled to vote at the 2022 Annual Meeting. As of the Record Date, there were 84,654,451 shares of our common stock outstanding and entitled to vote. In deciding all matters at the 2022 Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the Record Date. We do not have cumulative voting rights for the election of directors.

For ten days prior to the 2022 Annual Meeting, a list of stockholders eligible to vote at the 2022 Annual Meeting will be available for review by any stockholder for any purpose relating to the 2022 Annual Meeting during regular business hours at our principal executive offices. Stockholders interested in viewing the list can contact our corporate secretary to schedule an appointment by writing to Upstart Holdings, Inc., Attention: Corporate Secretary, 2950 S. Delaware Street, Suite 300, San Mateo, California 94403. The list of stockholders eligible to vote at the 2022 Annual Meeting will be available online at www.virtualshareholdermeeting.com/UPST2022 during the entirety of the 2022 Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares as beneficial owners through a brokerage firm or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially through a broker or other nominee “in street name.”

Registered stockholders or stockholders of record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy statement was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to our designated proxy holders listed in this proxy statement or to attend online and vote at the 2022 Annual Meeting.

Beneficial owners or street name stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held “in street name,” and the Notice was forwarded to you by your broker or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you may direct your broker or other nominee on how to vote your shares. Beneficial owners are also invited to attend the 2022 Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares live during the 2022 Annual Meeting unless you follow your broker or other nominee’s procedures for obtaining a legal proxy. If you requested printed proxy materials, your broker or other nominee has enclosed a voting instruction form for you to use in directing the broker or other nominee regarding how to vote your shares. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker or other nominee as “street name stockholders.”

How can I contact Upstart’s transfer agent?

Stockholders may contact our transfer agent, American Stock Transfer & Trust Company, LLC, by calling 1-800-937-5449, by emailing help@astfinancial.com, or by writing to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219. Also see our transfer agent’s website at www.astfinancial.com to get more information about these matters.

How do I vote and what are the voting deadlines?

If you are a stockholder of record, there are four ways to vote:

1.

Online Prior to the 2022 Annual Meeting. You may vote by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 8:59 p.m. Pacific Time on May 16, 2022 (have the Notice or proxy card in hand when you visit the website for the 16-digit control number needed to vote);

2.

Phone. If you request printed copies of the proxy materials by mail, you will receive a proxy card or a voting instruction form and you may vote by calling 1-800-690-6903, 24 hours a day, seven days a week, until 8:59 p.m. Pacific Time on May 16, 2022 (have the Notice or proxy card in hand when you call for the 16-digit control number needed to vote);

3.

Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by completing, signing and mailing your proxy card or voting instruction form; or

4.

During the 2022 Annual Meeting. You may vote by attending and voting virtually via the Internet during the 2022 Annual Meeting. If you desire to vote during the meeting, please follow the instructions for attending and voting during the 2022 Annual Meeting posted at www.virtualshareholdermeeting.com/UPST2022 (have the Notice or proxy card in hand when you visit the website for the 16-digit control number needed to vote). All votes must be received by the independent inspector of elections before the polls close during the meeting.

If you are a street name stockholder, you will receive voting instructions from your broker or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form and may be able to vote by telephone or on the Internet, depending on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the 2022 Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the 2022 Annual Meeting by:

•	casting a new vote by Internet or by telephone before 8:59 p.m. Pacific Time on May 16, 2022;

•	returning a later-dated proxy card;

•	notifying our corporate secretary, in writing, at Upstart Holdings, Inc., Attention: Corporate Secretary, 2950 S. Delaware Street, Suite 300, San Mateo, California 94403; or

•	virtually attending the 2022 Annual Meeting and voting electronically.

Simply attending the 2022 Annual Meeting will not cause your previously granted proxy to be revoked.

If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker or other nominee.

What is the effect of giving a proxy?

A proxy is your legal designation of another person to vote the stock you own at the 2022 Annual Meeting. The person you designate is your “proxy,” and you give your proxy authority to vote your shares by voting by telephone or over the Internet, or if you requested to receive a printed copy of the proxy materials, by submitting the proxy card.

Proxies are solicited by and on behalf of our Board, and our Board has designated Dave Girouard, Sanjay Datta and Alison Nicoll to serve as proxy holders for the 2022 Annual Meeting. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the 2022 Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board described above. If any matters not described in the proxy statement are properly presented at the 2022 Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the 2022 Annual Meeting is adjourned or postponed, the proxy holders can also vote your shares on the new meeting date unless you have properly revoked your proxy instructions as described above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. On or about April 5, 2022, we expect to mail to our stockholders the Notice that contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals to be presented at the 2022 Annual Meeting, and how to request printed copies of the proxy materials and our Annual Report on Form 10-K.

Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

Are a certain number of shares required to be present at the 2022 Annual Meeting?

A quorum is the minimum number of shares required to virtually attend or be represented by proxy at the 2022 Annual Meeting for the meeting to be properly held and business to be conducted at the meeting under our bylaws and Delaware law. If there is no quorum at the 2022 Annual Meeting, either the chairperson of the meeting or the stockholders entitled to vote who are present at the meeting may adjourn the meeting to another time. The presence, online or by proxy, of stockholders entitled to cast a majority of all issued and outstanding shares of common stock entitled to vote at the 2022 Annual Meeting will constitute a quorum at the meeting.

A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (referred to as “stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock, referred to as a “broker non-vote,” held in street name with respect to certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy that are not being voted on a particular matter due to either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker or other nominee causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the 2022 Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy and entitled to vote at the 2022 Annual Meeting (e.g., Proposal No. 2). However, because the outcome of Proposal No. 1 (election of directors) and Proposal No. 3 (frequency of advisory vote on the compensation of our named executive officers) will be determined by a plurality vote, abstentions will have no impact on the outcome of such proposals as long as a quorum exists.

Broker non-votes occur when a broker or other nominee (i.e., the record holder) does not receive voting instructions from the beneficial owner and lacks the discretionary authority to vote the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the 2022 Annual Meeting but will not be counted for purposes of determining the number of votes cast on a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals.

How many votes are needed for approval of each matter?

Proposal No. 1 - Election of Directors: The election of directors requires a plurality vote of the shares of common stock present virtually or by proxy at the 2022 Annual Meeting. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” with respect to a particular nominee (whether as a result of a stockholder abstention or withholding or a broker non-vote) will not be counted and will have no effect on the outcome of the election.

Proposal No. 2 - Ratification of the Appointment of Deloitte & Touche LLP: The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2022 requires the affirmative “FOR” vote of a majority of the shares present virtually or by proxy at the 2022 Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal No. 3 - Frequency of Advisory Vote on the Compensation of Our Named Executive Officers: For the approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers, the frequency (one-year, two-years, or three-years) receiving the highest number of votes cast at the 2022 Annual Meeting by stockholders entitled to vote thereon will be considered the frequency preferred by stockholders. You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” with respect to this proposal. If you “ABSTAIN” from voting on this proposal, it will have no effect on the outcome of this proposal. Broker non-votes also will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our Board or our company. Our Board and our compensation committee, however, will consider the outcome of the vote when determining how often we should submit to our stockholders an advisory vote to approve the compensation of our named executive officers.

How are proxies solicited for the 2022 Annual Meeting?

Our Board is soliciting proxies for use at the 2022 Annual Meeting. All expenses associated with this solicitation, including the cost of preparing, assembling, printing, filing, mailing and otherwise distributing the Notice or proxy materials and soliciting votes for use at the 2022 Annual Meeting will be borne by Upstart. If you choose to access the proxy materials or vote over the Internet or telephone, you are responsible for Internet access or telephone charges you may incur. In addition to the mailing of the Notice or proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not be paid any additional compensation for such solicitation activities.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

If your broker or another intermediary holds your shares as your nominee (that is, in “street name”), you will need to follow the instructions your broker provides to instruct your broker on how to vote your shares. If you do not give timely instructions to your broker, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 2). Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you and failure to provide instructions on these matters will result in a “broker non-vote.”

Who will count the votes?

The inspector of election appointed by our Board for the 2022 Annual Meeting is responsible for counting votes.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Upstart or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the 2022 Annual Meeting?

If possible, we will announce preliminary voting results at the 2022 Annual Meeting. We will also disclose final voting results on a Current Report on Form 8-K (a “Form 8-K”) that we expect to file with the SEC within four business days after the 2022 Annual Meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the Notice or proxy materials. How may I obtain an additional copy of the Notice or proxy materials?

We have adopted a procedure approved by the SEC called “householding” to limit duplicate copies of our proxy materials being printed and delivered to stockholders sharing the same address. Under this householding procedure, we send only a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders of record who share the same address unless one of those stockholders notifies us that the stockholder would like a separate copy of the Notice or proxy materials. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice and, if applicable, the proxy materials, stockholders may contact us by email at ir@upstart.com, by telephone at (650) 204-1000 or at the following address:

Upstart Holdings, Inc.

Attention: Investor Relations

2950 S. Delaware Street, Suite 300

San Mateo, California 94403

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than December 6, 2022. If the date of our 2023 annual meeting is changed by more than 30 days from the date of the 2022 Annual Meeting, stockholder proposals must be received within a reasonable time before we begin to print and send proxy materials. Stockholder proposals must also comply with all other requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Upstart Holdings, Inc.

Attention: Corporate Secretary

2950 S. Delaware Street, Suite 300

San Mateo, California 94403

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) pursuant to Upstart’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any Upstart stockholder who (A) is a stockholder of record at the time of giving of the notice contemplated by our bylaws; (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in our bylaws. To be timely for our 2023 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices no earlier than 8:00 a.m. Pacific Time on January 17, 2023 and no later than 5:00 p.m. Pacific Time on February 16, 2023.

However, if we hold our 2023 annual meeting of stockholders more than 25 days before or after the one-year anniversary date of the 2022 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than 8:00 a.m. Pacific Time on the 120th day before such annual meeting and no later than 5:00 p.m. Pacific Time on the 10th day following the day on which public announcement of the date of such meeting is first made. If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not appear at such annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our corporate secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance - Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders of record to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must be entitled to vote at the annual meeting and provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov or on the Investor Relations page of our website at www.ir.upstart.com/corporate-governance. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Why is the 2022 Annual Meeting being held virtually?

We are continuously exploring technologies and services that will best permit our stockholders to engage with us from any location around the world and exercise their vote. As was the case for last year’s annual meeting of stockholders, we have decided to conduct the 2022 Annual Meeting on a virtual basis because we believe a virtual meeting improves communication and enables increased stockholder attendance and participation.

The virtual meeting technology that we use provides ease of access and real-time communication, while reducing the environmental impact and costs associated with an in-person meeting. We believe that by hosting our 2022 Annual Meeting virtually, our stockholders will be provided the same rights and opportunities to participate as they would at an in-person meeting, while offering a greater level of flexibility for many of our stockholders who may not be able to attend an annual meeting of stockholders in person.

How can I submit a question during the 2022 Annual Meeting?

If you want to submit a question during the 2022 Annual Meeting, log into www.virtualshareholdermeeting.com/UPST2022 type your question into the “Ask a Question” field, and click “Submit.” Stockholders are permitted to submit questions during the 2022 Annual Meeting via the virtual meeting website that are in compliance with the meeting rules of conduct provided on the virtual meeting website and subject to a limit of one question per stockholder. We will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting. Only questions that are relevant to an agenda item to be voted on by stockholders will be answered.

What if I have technical difficulties or trouble accessing the 2022 Annual Meeting?

We encourage you to access the 2022 Annual Meeting before it begins. Online check-in will start at approximately 8:45 a.m. Pacific Time on May 17, 2022. If you encounter any difficulties accessing the 2022 Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/UPST2022. Technical support will be available starting at 8:45 a.m. Pacific Time on the day of the 2022 Annual Meeting and will remain available until the 2022 Annual Meeting has ended.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board, which is elected by our stockholders. We have a classified Board divided into three classes, each serving with staggered three-year terms. At each annual meeting of stockholders, one class of directors will be elected for a three-year term to succeed the class whose term is then expiring. The following table sets forth information regarding our directors, including their ages as of March 31, 2022.

Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated

Sukhinder Singh Cassidy(1)	II	52	Lead Independent Director	2020	2022	2025

Paul Gu	II	31	SVP, Product and Data Science; Director	2015	2022	2025

Directors Not Standing for Election or Re-Election

Dave Girouard	I	56	Chief Executive Officer; Chairperson of the Board	2012	2024	—

Jeff Huber(2)	I	53	Director	2021	2024	—

Hilliard C. Terry, III(3)	I	52	Director	2019	2024	—

Kerry W. Cooper(1)	III	50	Director	2021	2023	—

Mary Hentges(3)	III	63	Director	2019	2023	—

Ciaran O’Kelly(2)(3)	III	53	Director	2018	2023	—

(1)	Member of the compensation committee.
(2)	Member of the nominating and corporate governance committee.
(3)	Member of the audit committee.

Director Nominees

Sukhinder Singh Cassidy. Ms. Singh Cassidy has served as a member of our Board since February 2020. Since June 2015, Ms. Singh Cassidy has served as the founder and chairman of the Boardlist, and in February 2021 began serving as a Founding Venture Partner of the Acrew Diversify Capital Fund, a growth-stage fund. Ms. Singh Cassidy served as the President of StubHub Inc., a technology company, from May 2018 to May 2020. From 2011 to September 2017, Ms. Singh Cassidy served in various roles at Joyus, Inc., an internet video shopping network, most recently as founder and chairman. From 2003 to 2009, she served in various senior executive roles at Alphabet Inc. (formerly Google Inc.), a technology company, most recently as President of Asia Pacific and Latin America Operations. Earlier in her career, she co-founded fintech pioneer Yodlee, Inc, which went public in 2014. She is currently a director of Urban Outfitters, Inc. Ms. Singh Cassidy previously served on the board of Tripadvisor, Inc. and the board of Ericsson until 2018. Ms. Singh Cassidy holds a B.A. in Business Administration from the Ivey Business School at Western University.

Ms. Singh Cassidy was selected to serve on our Board because of her extensive experience as an executive in the technology industry and her experience serving as a director of a publicly traded company.

Paul Gu. Mr. Gu is one of our co-founders and has served in various roles since April 2012, including most recently as our Senior Vice President, Product and Data Science. He has also served as a member of our Board since April 2015. Mr. Gu has a background in quantitative finance, built his first algorithmic trading strategies on the Interactive Brokers API at the age of 20 and previously worked in risk analysis at the D.E. Shaw Group, a hedge fund, in 2011. During college, Mr. Gu led underwriting for two non-profit microlenders in the United States. Mr. Gu studied economics and computer science at Yale University and then joined the Thiel Fellowship.

Mr. Gu was selected to serve on our Board because of the perspective and experience he brings as our Senior Vice President, Product and Data Science and as one of our co-founders, as well as his expertise in machine learning and data science.

Continuing Directors

Hilliard C. Terry, III. Mr. Terry has served as a member of our Board since February 2019. Mr. Terry has served as an advisor and interim CEO to private equity-backed portfolio companies. From January 2012 to October 2018, he served as Executive Vice President and Chief Financial Officer of Textainer Group Holdings Limited, an intermodal marine container management and leasing company. Before joining Textainer, Mr. Terry was Vice President and Treasurer of Agilent Technologies, Inc., which he joined in 1999, prior to the company’s spinoff from Hewlett-Packard Company and initial public offering. He previously held positions in investor relations and/or investment banking with Kenetech Corporation, an alternative energy company; VeriFone, Inc., a payments company; and Goldman Sachs & Co., a financial services firm. Mr. Terry is currently a director of Asbury Automotive Group, an automotive retailer, where he serves on Compensation and Human Resources Committee and the Capital Allocation & Risk Management Committee and Umpqua Holdings Corporation, a bank holding company, where he chairs the Audit and Compliance Committee and serves on the Nominating & Governance and Strategy Committees. Mr. Terry holds a B.A. in Economics from the University of California, Berkeley and an M.B.A. from Golden Gate University.

Mr. Terry was selected to serve on our Board because of his financial expertise and experience in the banking industry.

Kerry W. Cooper. Ms. Cooper has served as a member of our Board since March 2021. Ms. Cooper has served as an executive-in-residence with the Acrew Diversify Capital Fund, a growth-stage fund, since January 2021. She served as President and Chief Operating Officer of Rothy’s, a direct-to-consumer footwear company, from November 2017 to January 2020. Before joining Rothy’s, Ms. Cooper was Chief Executive Officer of Choose Energy, a consumer services energy company, from 2013 to 2016. She is currently a director of PG&E Corp., an energy-based holding company, and TPB Acquisition Corp I. Ms. Cooper holds a B.S. in Mechanical Engineering from University of Texas at Austin and an M.B.A. from Harvard Business School.

Ms. Cooper was selected to serve on our Board because of her extensive experience as an executive in the consumer space.

Dave Girouard. Mr. Girouard is one of our co-founders and has served as our Chief Executive Officer and a member of our Board since our incorporation. From February 2004 to April 2012, Mr. Girouard served in various roles at Alphabet Inc. (formerly Google Inc.), most recently as President of Google Enterprise, where he helped build Google’s cloud applications business worldwide, including product development, sales, marketing, and customer support. He started his career in Silicon Valley as a Product Manager at Apple, a technology company, and previously served as an associate in the consulting firm Booz Allen’s Information Technology practice. Mr. Girouard’s career began in software development with the Boston office of Accenture, a consulting firm. He graduated from Dartmouth College with an A.B. in Engineering Sciences and a B.E. in Computer Engineering. Mr. Girouard also holds an M.B.A. from the University of Michigan with High Distinction.

Mr. Girouard was selected to serve on our Board because of the perspective and experience he brings as our Chief Executive Officer and as one of our co-founders, as well as his extensive experience with technology companies.

Mary Hentges. Ms. Hentges has served as a member of our Board since December 2019. Ms. Hentges served as the Interim Chief Financial Officer for ShotSpotter, a precision-policing solutions company from October 2020 to January 2021. Ms. Hentges previously served as the Chief Financial Officer of Yapstone, Inc., a financial services company, from 2012 to 2014, the Chief Financial Officer of CBS Interactive, a media company, from 2010 to 2012, and the Chief Financial Officer of PayPal, Inc. from 2003 to 2010. She is also a Certified Public Accountant (inactive). Ms. Hentges holds a B.S. in Accounting from Arizona State University.

Ms. Hentges was selected to serve on our Board because of her financial expertise and extensive experience as an executive in the technology industry.

Ciaran O’Kelly. Mr. O’Kelly has served as a member of our Board since April 2018. From August 2020 to September 2021, Mr. O’Kelly was a full-time employee of Block, Inc. From 2009 to 2013, Mr. O’Kelly served in various roles at Nomura Securities, a financial services firm, most recently as Senior Managing Director and Head of Equities, Americas. Prior to 2009, Mr. O’Kelly served in various roles at two financial services firms, Bank of America, including Head of Global Equities and Head of Equity Capital Markets, and Salomon Smith Barney, including Head of Equity Trading. He also was previously a director of the technology company Square Financial Services, Inc., Bank of America Securities and Nomura Securities International. Mr. O’Kelly holds a B.B.S. in Business Studies from Dublin City University.

Mr. O’Kelly was selected to serve on our Board because of the perspective and extensive experience he brings from his background in financial services.

Jeff Huber. Mr. Huber has served as a member of our Board since June 2021. Mr. Huber has served as a founder and partner of Triatomic Capital, a private investing firm, since March 2022. From 2016 to 2021, Mr. Huber served as the Founding Chief Executive Officer and Vice Chairman of GRAIL, Inc., a life sciences company. From 2003 to 2016, Mr. Huber served as Senior Vice President of Alphabet Inc. (formerly Google Inc.). From 2001 to 2003, Mr. Huber served as Vice President of Architecture and Systems Development at eBay Inc., an e-commerce company. Prior to joining eBay, he was Senior Vice President of Engineering at Excite@Home. Mr. Huber is a board member of Electronic Arts (EA), a video game company. Mr. Huber holds a B.S. in Computer Engineering from the University of Illinois and an M.B.A. from Harvard Business School.

Mr. Huber was selected to serve on our Board because of his extensive experience as an executive in online companies that apply rapidly changing technology and operate at high scale.

Director Independence

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”). Under the rules of the Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act. Under the Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, the director does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of our directors. Based upon information provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Kerry W. Cooper, Mary Hentges, Jeff Huber, Ciaran O’Kelly, Sukhinder Singh Cassidy and Hilliard C. Terry, III do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq listing standards. Our Board also determined that the members of our audit committee, compensation committee and nominating and corporate governance committee satisfy the relevant independence standards for the committees on which they serve as established by applicable SEC rules and the Nasdaq rules. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Board Leadership Structure

Dave Girouard, our co-founder and Chief Executive Officer, serves as Chairperson of our Board, presides over meetings of our Board, and holds such other powers and carries out such other duties as are customarily carried out by the Chairperson of the Board. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Girouard and Mr. Gu each bring company-specific experience, leadership and insight as our co-founders and Chief Executive Officer and SVP of Product and Data Science, respectively.

Our Board has adopted corporate governance guidelines that provide that one of our independent directors should serve as our Lead Independent Director if the Chairperson of the Board is not independent. Our Board has appointed Sukhinder Singh Cassidy to serve as our Lead Independent Director. As Lead Independent Director, Ms. Singh Cassidy presides over periodic meetings of our independent directors, serves as a liaison between our Chairperson and our independent directors and performs such additional duties as our Board may otherwise determine and delegate. Our Board believes that this structure is effective in serving stockholders, as it offers independent leadership and engagement from the Lead Independent Director, while providing the benefit of having our Chief Executive Officer, the individual with primary responsibility for managing the company’s day-to-day operations, chair regular Board meetings as key business and strategic issues are discussed.

Board Meetings

During the fiscal year ended December 31, 2021, our Board held nine meetings (including regularly scheduled and special meetings). Each director attended 75% or more of the total number of meetings of the Board and the committees of which he or she was a member held during the portion of the last fiscal year for which he or she was a director or committee member.

While we do not have a formal policy requiring director attendance, we encourage our directors to attend our annual meetings of stockholders. Each of our directors who then served on our Board virtually attended the 2021 annual meeting of stockholders.

Board Committees

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our Board is described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

Our audit committee consists of Hilliard C. Terry III, Mary Hentges, and Ciaran O’Kelly with Mr. Terry serving as Chairperson, each of whom meets the requirements for independence under the listing standards of the Nasdaq and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the Nasdaq listing standards. In addition, our Board has determined that Ms. Hentges and Mr. Terry are both audit committee financial experts within the meaning of Item 407(d) of Regulation S-K. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operation;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions; and

•

approves or, as required, pre-approves, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the Nasdaq. A copy of the charter for our audit committee is available on our website at ir.upstart.com. During the fiscal year ended December 31, 2021, our audit committee held twelve meetings.

Compensation Committee

Our compensation committee consists of Kerry W. Cooper and Sukhinder Singh Cassidy, with Ms. Cooper serving as Chairperson, each of whom meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, or Rule 16b-3. Our compensation committee, among other things:

•	reviews, approves, and determines, or makes recommendations to our Board regarding, the compensation of our executive officers;

•	administers our equity compensation plans;

•	reviews and approves and makes recommendations to our Board regarding incentive compensation and equity compensation plans; and

•	establishes and periodically reviews policies and programs relating to compensation and benefits of our employees and executives.

Our compensation committee has engaged an independent consultant, Compensia, Inc. (“Compensia”) to advise the compensation committee on an as-needed basis with respect to executive and non-employee director compensation matters. Compensia does not provide services to Upstart and management and reports directly to the compensation committee. For further information on the processes followed by the compensation committee for the consideration and determination of executive compensation, see the section titled “Compensation Discussion and Analysis.”

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards. A copy of the charter for our compensation committee is available on our website at ir.upstart.com. During the fiscal year ended December 31, 2021, our compensation committee held six meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ciaran O’Kelly and Jeff Huber, with Mr. O’Kelly serving as Chairperson, each of whom meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our Board regarding, nominees for election to our Board and its committees;

•	considers and makes recommendations to our Board regarding the composition of our Board and its committees;

•	evaluates the performance of our Board and of individual directors;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our Board regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable Nasdaq listing standards. A copy of the charter for our nominating and corporate governance committee is available on our website at ir.upstart.com. During the fiscal year ended December 31, 2021, our nominating and corporate governance committee held four meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an executive officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or on our compensation committee.

Role of our Board in Risk Oversight

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day oversight and management of strategic, operational, legal and regulatory compliance, cybersecurity, and financial risks, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of our risk management framework, which is designed to identify, assess, and manage risks to which our company is exposed. Consistent with this approach, our Board regularly reviews our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team at each regular board meeting. Our board also receives regular reports on all significant committee activities at each regular board meeting and evaluates the risks inherent in significant transactions.

In addition, our Board has tasked designated standing committees with oversight of certain categories of risk management. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, as well as legal and regulatory compliance and potential conflicts of interest. The audit committee also oversees our enterprise-risk management program, as well as our initiatives related to cybersecurity. Further, our audit committee, among other things, discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our compensation committee assesses risks relating to our executive compensation plans and arrangements. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices and the independence of the board. Our Board believes its current leadership structure supports the risk oversight function of the board.

Board and Board Committee Self-Evaluation Process

Board and committee evaluations play a critical role in ensuring the effective functioning of our Board and its committees. Our Board annually evaluates the performance of individual directors, the Board as a whole and each of the board’s standing committees. As part of the self-assessment process, directors are provided with questionnaires and participate in a guided, interview-based self-evaluation designed to offer a thoughtful reflection on the Board and its committees’ performance. As set forth in its charter, the nominating and corporate governance committee oversees this self-evaluation process. The nominating and corporate governance committee reviews the directors’ feedback and considers whether changes are recommended and reports the results to the Board.

Considerations in Evaluating Director Nominees

Our Board and our nominating and corporate governance committee regularly review the composition of the Board and use a variety of methods for identifying and evaluating potential directors whose perspectives, skills and experiences will enable them to make meaningful contributions to shaping the future of our company. In their evaluation of director candidates, they will consider the current size and composition of the Board and the needs of the Board and the respective committees of the Board. Some of the qualifications that are considered include, without limitation, issues of character, integrity, judgment, business acumen, proven achievement and competence in one’s field, the ability to exercise sound business judgment, diversity, independence, tenure on the Board, skills that are complementary to the Board, understanding of our business and the existence of other commitments, including service on other public company boards of directors and related committees. Other than the foregoing, there are no stated minimum criteria for director nominees.

Although the Board does not maintain a specific policy with respect to board diversity, the Board believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of perspectives, backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The following chart provides summary information about the diversity of our directors as of March 31, 2022.

Board Diversity Matrix (as of March 31, 2022)
Total Number of Directors	8
	Female	Male	Non-Binary	Gender Undisclosed

Part I: Gender Identity

Directors	3	5	—	—

Part II: Demographic Background

African American or Black	1	1	—	—

Alaskan Native or Native American	—	—	—	—

Asian	1	1	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	2	3	—	—

Two or More Races or Ethnicities	1	—	—	—

LGBTQ+	—	—	—	—

Did Not Disclose Demographic Background	—	—	—	—

Stockholder Recommendations for Nominations to our Board

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our Board, among other required information. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the Board by complying with the requirements and procedures set forth in Section 2.4 of our bylaws. For additional information regarding stockholder nominations of director candidates, see the section titled “General Information - What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?”

Communications with our Board

Stockholders and interested parties wishing to communicate with a non-management member of our Board may do so by writing to such director and either mailing the correspondence to: Upstart Holdings, Inc., Attention: Corporate Secretary, 2950 S. Delaware Street, Suite 300, San Mateo, California 94403 or sending the correspondence by email to corporate_secretary@upstart.com. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a broker or other nominee, the name and address of the beneficial owner of such shares, and (ii) the class and number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner. All such communications will be reviewed by Upstart’s Corporate Secretary and forwarded as appropriate to the relevant committee of the Board, or if none is specified, to the lead independent director of the Board.

Corporate Governance Guidelines and Code of Ethics

Our Board has adopted corporate governance guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our Board and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a code of ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior officers. Our corporate governance guidelines and code of ethics are available on our website at ir.upstart.com. We intend to disclose any amendments to our code of ethics or waivers of its requirements, on our website or in filings under the Exchange Act.

Non-Employee Director Compensation

Our Board has adopted a compensation policy for our non-employee directors (the “Outside Director Compensation Policy”). Under this policy, each non-employee director receives the cash and equity compensation for board services described below. We also reimburse our non-employee directors for reasonable, customary and documented travel expenses to Board or committee meetings. This policy was developed with input from our independent compensation consultant, Compensia, regarding practices and compensation levels at comparable companies. It is designed to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. We review the Outside Director Compensation Policy annually and make amendments as needed, which Compensia also advises on.

The Outside Director Compensation Policy contemplates both cash and equity components. The policy includes a maximum annual limit of $1,000,000 of cash compensation and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year, increased to $2,000,000 in an individual’s first year of service as a non-employee director. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with GAAP). Any cash compensation paid or equity awards granted to a person for their services as an employee, or for their services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Cash Compensation

In 2021, our Board updated our Outside Director Compensation Policy to increase the cash compensation for certain services. Effective January 1, 2022, each non-employee director is entitled to receive the following cash compensation for their services under the Outside Director Compensation Policy:

•	$35,000 per year for service as a board member (previously $30,000 per year under the policy in 2021);

•	$40,000 per year for service as non-employee chair of the board;

•	$25,000 per year for service as a lead independent director;

•	$20,000 per year for service as chair of the audit committee;

•	$10,000 per year for service as a member of the audit committee;

•	$15,000 per year for service as chair of the compensation committee (previously $14,000 per year under the policy in 2021);

•	$7,500 per year for service as a member of the compensation committee (previously $7,000 per year under the policy in 2021);

•	$8,000 per year for service as chair of the nominating and corporate governance committee; and

•	$4,000 per year for service as a member of the nominating and corporate governance committee.

Each non-employee director who serves as the chair of a committee receives only the additional annual cash fee as the chair of the committee, and not the annual fee as a member of the committee, provided that each non-employee director who serves as the non-employee chair or the lead independent director will receive the annual fee for service as a board member and an additional annual fee as the non-employee chair or lead independent director. All cash payments to non-employee directors are paid annually in arrears on a prorated basis.

Election to Receive Restricted Stock Units in lieu of Cash Compensation

Each non-employee director may elect to convert all or a portion of his or her annual cash retainer payments into an award covering a number of restricted stock units (“RSUs”) (a “Retainer Award”) with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles (“GAAP”)) equal to the amount of the applicable annual cash retainer payment to which the Retainer Award relates.

Each individual who first becomes a non-employee director must make an election to receive Retainer Awards in lieu of cash payments, or a Retainer RSU Election, with respect to annual cash retainer payments relating to services to be performed in the same calendar year as such individual first becomes a non-employee director on or prior to the date that the individual first becomes a nonemployee director. Each non-employee director must make a Retainer RSU Election with respect to annual cash retainer payments relating to services to be performed in the following calendar year by no later than December 31st of each calendar year, or such earlier deadline as established by our Board or the compensation committee of our Board.

If a non-employee director who has made a valid Retainer RSU election ceases to be a non-employee director prior to the applicable grant date of a Retainer Award to which the Retainer RSU Election relates, the Retainer RSU Election will be treated as canceled and the non-employee director will be eligible to receive a prorated payment of the annual payment of the non-employee director’s applicable annual cash retainer, calculated based on the number of days during the applicable calendar year the non-employee director served in the relevant capacities, in accordance with the terms and conditions of the policy.

Retainer awards are granted on January 10th immediately following the end of the calendar year for which the corresponding annual cash retainer payment was earned, except that if such date is not a trading day, the associated grant of the applicable Retainer Award shall occur on the next trading day following such date. Each Retainer Award will be fully vested on the date of grant.

Equity Compensation

Initial Awards

Subject to the limits in our 2020 Equity Incentive Plan, each person who first becomes a non-employee director will receive, on the first trading date on or after the date on which the person first becomes a non-employee director, an initial award of RSUs (the “Initial Award”), covering a number of shares of our common stock having a grant date fair value equal to $165,000; provided that any resulting fraction will be rounded down to the nearest whole share. The Initial Award will vest in its entirety on the one-year anniversary of the non-employee director’s initial start date, subject to the non-employee director continuing to be a non-employee director through the applicable vesting date. If the person was a member of our Board and also an employee, becoming a non-employee director due to termination of employment will not entitle them to an Initial Award.

Annual Awards

Subject to the limits in our 2020 Equity Incentive Plan, each non-employee director automatically receives, on the date of each annual meeting of our stockholders, an annual award of RSUs (an “Annual Award”) covering a number of shares of our common stock having a grant date fair value of $165,000; provided that the first annual award granted to an individual who first becomes a non-employee director following the effective date of the policy will have a grant date fair value equal to the product of (A) $165,000 multiplied by (B) a fraction, (i) the numerator of which is equal to the number of fully completed days between the non-employee director’s initial start date and the date of the first annual meeting of our stockholders to occur after such individual first becomes a non-employee director, and (ii) the denominator of which is 365; and provided further that any resulting fraction will be rounded down to the nearest whole share. Each Annual Award will vest in its entirety on the earlier of (x) the one-year anniversary of the Annual Award’s grant date, or (y) the day immediately before the date of the next annual meeting of our stockholders that follows the grant date of the Annual Award, subject to the non-employee director’s continued service through the applicable vesting date.

In the event of a “change in control” (as defined in our 2020 Equity Incentive Plan), each non-employee director will fully vest in their outstanding company equity awards issued under the Outside Director Compensation Policy, including any Initial Award or Annual Award, immediately prior to the consummation of the change in control provided that the non-employee director continues to be a non-employee director through such date.

Non-Employee Director Compensation Table

The compensation paid to Messrs. Girouard and Gu in respect of their employment for the year ended December 31, 2021 is included in the Summary Compensation Table in the section titled “Executive Compensation.” The following table provides information concerning compensation earned by our non-employee directors during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

Mary Hentges	40,000	248,744	288,744

Oskar Mielczarek de la Miel(3)	13,600	—	13,600

Ciaran O’Kelly	48,000	248,744	296,744

Robert Schwartz(4)	—	—	—

Sukhinder Singh Cassidy	69,000	248,744	317,744

Hilliard C. Terry, III	50,000	248,744	298,744

Kerry W. Cooper(5)	28,219	193,598	221,817

Jeff Huber(6)	16,285	154,423	170,708

(1)

Unless a director elected to receive payment in RSUs in lieu of cash pursuant to our Outside Director Compensation Policy, annual retainer fees were paid in cash on January 10, 2022. The number of RSUs received was based on the average closing stock price for the 30 trading days immediately prior to the date of grant. See the section titled “Election to Receive Restricted Stock Units in lieu of Cash Compensation” for more information. For fiscal year 2021, each of the following directors elected to receive their retainer payment in RSUs: Mr. O’Kelly, who received 302 RSUs, Ms. Singh Cassidy, who received 434 RSUs, Ms. Cooper, who received 177 RSUs, and Mr. Huber, who received 102 RSUs.
(2)

The dollar value of the RSU awards shown in the “Stock Awards” column represents the grant date fair value calculated on the basis of the fair market value of the underlying shares of common stock on the grant date in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The actual value that the director will realize on each RSU award will depend on the price per share of our shares of common stock at the time shares underlying the RSUs are sold. Accordingly, these amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors.

(3)	Mr. Mielczarek de la Miel resigned from our Board on May 26, 2021.
(4)	Mr. Schwartz resigned from our Board on November 15, 2021. While serving as a director, Mr. Schwartz declined all compensation, including equity awards for his service on our Board.
(5)	Ms. Cooper joined our Board in March 2021, and therefore her fees and equity awards were prorated for the portion of 2021 in which she served as a director.
(6)	Mr. Huber joined our Board in June 2021, and therefore his fees and equity awards were prorated for the portion of 2021 in which he served as a director.

The following table provides all outstanding equity awards held by our non-employee directors as of December 31, 2021.

Name	Aggregate Number of Shares Underlying Options (#)	Number of Securities Underlying Unvested Stock Awards (#)

Mary Hentges	98,295	1,491

Oskar Mielczarek de la Miel(1)	—	—

Ciaran O’Kelly	192,443	1,491

Robert Schwartz(2)	—	—

Sukhinder Singh Cassidy	123,295	1,491

Hilliard C. Terry, III	68,295	1,491

Kerry W. Cooper	—	2,591

Jeff Huber	—	1,234

(1)	Mr. Mielczarek de la Miel resigned from our Board on May 26, 2021.
(2)	Mr. Schwartz resigned from our Board on November 15, 2021. While serving as a director, Mr. Schwartz declined all compensation, including equity awards, for his service on our Board.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board has eight members. In accordance with our amended and restated certificate of incorporation, our Board is divided into three staggered classes of directors. One class is elected each year during the annual meeting of stockholders for a term of three years. The term of the Class II directors expires at the 2022 Annual Meeting. The terms of office of directors in Class III and Class I do not expire until the annual meetings of stockholders held in 2023 and 2024, respectively.

Nominees

Our nominating and corporate governance committee has recommended, and our Board has approved, Sukhinder Singh Cassidy and Paul Gu as nominees for election as Class II directors at the 2022 Annual Meeting. If elected, each of Ms. Singh Cassidy and Mr. Gu will serve as Class II directors until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Ms. Singh Cassidy and Mr. Gu. We expect that each of Ms. Singh Cassidy and Mr. Gu will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the 2022 Annual Meeting, the proxies will be voted for any nominee designated by our Board to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality of the voting power of the shares of our common stock present virtually or by proxy during the 2022 Annual Meeting and entitled to vote thereon to be approved. Any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm, for the year ending December 31, 2022. Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2021.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of our company and its stockholders. At the 2022 Annual Meeting, the stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Our audit committee is submitting the selection of Deloitte & Touche LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, our Board may reconsider the appointment.

Representatives of Deloitte & Touche LLP will participate at the 2022 Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table summarizes the fees we recognized for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2020 and 2021, inclusive of out-of-pocket expenses.

Fee Category	Fiscal Year Ended December 31
	2020	2021

Audit Fees(1)	$1,336,184	$3,576,380

Audit-Related Fees(2)	$225,000	$632,149

Tax Fees(3)	—	$28,178

Total Fees	$1,561,184	$4,236,707

(1)

Audit fees consisted of fees for professional services rendered in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements and consultations on accounting matters directly related to the audit. This category also includes fees for services incurred in connection with our initial public offering. For 2021, audit fees included fees for services in connection with preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)

Audit-related fees consisted of fees for professional services rendered for service organization reports and fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees.” For 2021, audit-related fees included fees for services in connection with our convertible notes offering, secondary offering and stock plans.

(3)	Tax fees consisted of fees for professional services rendered for tax advice.

Auditor Independence

In 2021, there were no other professional services provided by Deloitte & Touche LLP that would have required the audit committee to consider their compatibility with maintaining the independence of Deloitte & Touche LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. Our audit committee has pre-approved all services performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2021. The audit committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings.

Vote Required

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy during the 2022 Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Board is comprised solely of independent directors and operates under a written charter adopted by the Board, which charter is reviewed on an annual basis and amended as necessary by the Board upon recommendation by the audit committee. The composition of the audit committee, the attributes of its members, and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.

The audit committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The audit committee is responsible for monitoring and overseeing these processes.

The audit committee held twelve meetings during the fiscal year ended December 31, 2021. The meetings were designed to provide information to the audit committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit committee, management and our independent registered public accounting firm, Deloitte & Touche LLP. Management represented to the audit committee that our financial statements were prepared in accordance with generally accepted accounting principles. The audit committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management and the independent registered public accounting firm. The audit committee also instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm, Deloitte & Touche LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

The audit committee of the Board:

Hilliard C. Terry, III (Chairperson)

Mary Hentges

Ciaran O’Kelly

This report of the audit committee is required by the SEC. The material in this report is not “soliciting material,” is not be deemed “filed” with the SEC, and is not to be incorporated by reference into any filing made by Upstart Holdings, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER

ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and SEC rules, we are providing our stockholders with the opportunity to indicate their preference regarding how frequently we should hold a vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers, commonly known as a “Say-When-on-Pay” vote. This Say-When-on-Pay vote must be submitted to stockholders at least once every six years. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote on the compensation of our named executive officers every one year, two years, or three years. Alternatively, stockholders may abstain from casting a vote.

Vote Required

The option among one year, two years, or three years that receives the highest number of votes cast at the 2022 Annual Meeting by stockholders entitled to vote thereon will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.

After considering the potential benefits and consequences of each alternative, our Board recommends a vote for “one year” as the stockholders’ preferred frequency for future advisory votes on named executive officer compensation. In formulating its recommendation, our Board considered that compensation decisions are made annually and that an annual advisory vote on the compensation of our named executive officers will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies, and practices, as well as make an evaluation of our performance compared to our compensation practices.

While our Board believes that its recommendation is appropriate at this time, stockholders are not voting to approve or disapprove that recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory votes on the compensation of our named executive officers by selecting one year, two years, or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal.

As an advisory vote, the result of this proposal is non-binding. However, our Board and our compensation committee value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of holding future stockholder advisory votes on the compensation of our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY “ONE YEAR”

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with Upstart Holdings, Inc., and other biographical information as of March 31, 2022, are set forth below. Executive officers are appointed by our Board to hold office until their successors are appointed and qualified. There are no familial relationships among our directors or executive officers.

Name	Age	Position

Dave Girouard	56	Chief Executive Officer, Chairperson of the Board

Sanjay Datta	48	Chief Financial Officer

Paul Gu	31	Senior Vice President, Product and Data Science, Director

Anna M. Counselman	41	Senior Vice President, People and Operations

Alison Nicoll	50	General Counsel and Corporate Secretary

For the biographies of Mr. Girouard and Mr. Gu, see the sections titled “Board of Directors and Corporate Governance – Director Nominees” and “Board of Directors and Corporate Governance - Continuing Directors.”

Sanjay Datta. Mr. Datta has served as our Chief Financial Officer since December 2016. From June 2005 to December 2016, he served in various roles at Alphabet Inc. (formerly Google Inc.), including as Vice President of Finance for Global Advertising, Finance Director of Corporate Revenue and Product Profitability, and in various international finance leadership positions based in Asia and Europe. Prior to Alphabet Inc., Mr. Datta worked at Artisan Capital, a private investment group, from November 2002 to May 2005, sourcing and reviewing prospective private equity investments, and worked at Deloitte Consulting, a consulting firm, from June 1996 to July 2000. Mr. Datta has a joint honors degree in Economics and Finance from McGill University in Montreal and an M.B.A. from Stanford University.

Anna M. Counselman. Ms. Counselman is one of our co-founders and has served in various roles since May 2012, including most recently as Senior Vice President, People and Operations. From February 2007 to May 2012, she served in various roles at Alphabet Inc. (formerly Google Inc.), including most recently as Head of Premium Services & Customer Programs. Ms. Counselman began her career in industrial operations at a management development program at McMaster-Carr, a supplier of hardware, tools, raw materials, and maintenance equipment industrial materials. Ms. Counselman graduated Summa Cum Laude from Boston University with a B.A. in Finance and Entrepreneurship.

Alison Nicoll. Ms. Nicoll has served as our General Counsel since May 2012. From July 2006 to May 2012, Ms. Nicoll worked on the legal team at PayPal, Inc., a financial services technology company, where she ultimately served as Associate General Counsel and managed the North America legal team responsible for supporting multiple business units on issues ranging from corporate strategy, general commercial matters, regulatory developments and compliance, consumer protection, online and mobile payments and merchant payment acceptance. From 2003 to 2006, she also served as the General Counsel of TSYS Prepaid, a prepaid payments processing company. Ms. Nicoll holds a law degree from the University of Glasgow in Scotland and a Masters of Law from Columbia Law School.

EXECUTIVE COMPENSATION

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to help our stockholders understand our executive compensation program by providing an overview of our executive compensation-related policies, practices, and decisions for 2021. It also explains how we determined the material elements of compensation for our principal executive officer, our principal financial officer and the three executive officers (other than our principal executive officer and principal financial officer) who were our most highly-compensated executive officers as of December 31, 2021 and to which we refer to as our “named executive officers.” For 2021, our named executive officers were:

Name	Position

Dave Girouard	Co-founder and Chief Executive Officer (our “CEO”)

Sanjay Datta	Chief Financial Officer (our “CFO”)

Paul Gu	Co-founder and Senior Vice President, Product & Data Science

Anna M. Counselman	Co-founder and Senior Vice President, People and Operations

Alison Nicoll	General Counsel and Corporate Secretary

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation element that we provide to our executive officers. In addition, it explains how and why the compensation committee of our Board arrived at the specific compensation decisions for our named executive officers in 2021.

Overview

Who We Are

Upstart was founded in 2012 by Messrs. Girouard and Gu and Ms. Counselman to improve financial lending through a more accurate credit model. Our mission is to enable effortless credit based on true risk. Through the power of artificial intelligence (“AI”), and the incredible talent of our more than 1,500 employees, we are unlocking financial opportunity and mobility for more and more people, allowing them to pursue their dreams and goals for a better future. We completed our initial public offering of our common stock (our “IPO”) in December 2020.

2021 Business Highlights

With triple-digit growth and record profits, 2021 was an extraordinary year for us.

•	Revenue – Total revenue was $849 million, an increase of 264% from 2020. Total fee revenue was $801 million, an increase of 251% year-over-year.

•	Transaction volume – Our bank partners originated 1.3 million loans, totaling $11.8 billion, across our platform in 2021, up 338% from the prior year.

•	Net income and EPS – GAAP net income was $135 million, up from $6.0 million in 2020. Adjusted net income was $224 million, up from $17.5 million in the prior year. Accordingly, GAAP diluted earnings per share was $1.43, and diluted adjusted earnings per share was $2.37 based on the weighted-average common shares outstanding during the period.

•

Prodigy acquisition – We acquired Prodigy Software, Inc., an e-commerce platform for car dealerships that enables both online and in-store vehicle discovery, credit application, and checkout, accelerating our efforts to offer AI-enabled auto loans at auto dealerships nationwide, where the majority of auto loans are originated.

•	Team growth – We grew headcount rapidly, including doubling the size of our engineering, product and machine learning teams.

•

Employee engagement – In spite of the continuing challenges facing the workforce related to the COVID-19 pandemic and the shift to working from home, our employee engagement is better than ever. Our Employee Engagement index (a measure of the levels of enthusiasm and connection employees have with their organization based on their responses to a set of questions designed by our survey vendor) is 86% - up seven percentage points from 2020 and 10 percentage points higher than our industry sector peer benchmark.[1] 94% of our employees agreed that they would recommend Upstart as a great place to work and 94% agreed Upstart is in a position to succeed over the next three years.

In addition to our results determined in accordance with GAAP, we believe that certain non-GAAP financial measures including adjusted net income are useful in evaluating our operating performance. For a full reconciliation of adjusted net income to the most directly comparable financial measure stated in accordance with GAAP, please see our 2021 Annual Report on Form 10-K filed with the SEC on February 18, 2022 and Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on February 15, 2022.

Compensation Philosophy and Guiding Principles

Our compensation philosophy is guided by the following key principles:

•

Align interests of employees and stakeholders – Align the interests of our executives and all Upstart employees with the long-term interests of our stockholders, borrowers on the Upstart platform, and our bank partners. This means that we place a heavy emphasis on variable compensation, with performance measures focused on short-term (annual) goals, and long-term (share price) growth.

•

Attract and retain exceptional talent – Attract and retain exceptionally talented individuals, particularly those in key leadership and technical positions, by ensuring market competitive rewards. This means consistently comparing our compensation with competitors for talent, and updating our benefits and total rewards packages to meet changing demands.

•	Drive towards a common goal – All employees receive RSU awards, and all employees - including our executives - receive bonuses based on achieving shared company goals.

•

Pay for leadership impact – Performance and company impact come before market value. We recognize, particularly in our executive team, that the value each leader brings to us extends well beyond their functional role. This means that although our compensation is informed by reviewing competitive market data, we also pay our executive team and all other employees based on the impact they have on our business.

•

Pay fairly –We place a high premium on equitable compensation for achieving results. Our executive compensation is structured so that higher compensation can be earned if we achieve significant company performance that we believe will also benefit our stockholders.

The compensation committee periodically reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program

[1]	Based on data from our survey vendor, CultureAmp, a leading employee engagement organization with more than 5,000 customers.

from time to time as it deems necessary and appropriate. In designing and implementing the various elements of our executive compensation program, the compensation committee considers market and industry practices, as well as the tax efficiency of our compensation structure and its impact on our financial condition. While the compensation committee considers all of the factors in its deliberations, it places no formal weighting on any single factor.

As we continue to grow, the compensation committee will evaluate our compensation philosophy and program objectives as circumstances require. At a minimum, the compensation committee will review our executive compensation program annually.

2021 Executive Compensation Highlights

Consistent with our extraordinary performance and compensation philosophy, the compensation committee took the following compensation actions for our named executive officers in 2021.

Named Executive Officer	Base Salary % Increase from 2020(1)	Annual Target Bonus Increase from 2020(2)	2021 Annual Restricted Stock Units Awards (# of shares)(3)	2021 Annual Restricted Stock Units Awards ($) (Grant Date Fair Values)(4)	2021 Annual Stock Option Awards (# of shares)(3)	2021 Annual Stock Option Awards ($) (Grant Date Fair Values)(4)

Dave Girouard	14.7%	50 percentage points	53,243	6,670,283	106,486	7,830,650

Sanjay Datta	2.8%	25 percentage points	25,412	3,183,615	50,824	3,739,216

Paul Gu	4.9%	25 percentage points	25,412	3,183,615	50,824	3,739,216

Anna Counselman	5.3%	10 percentage points	12,230	1,532,174	24,460	1,800,462

Alison Nicoll	4.9%	10 percentage points	12,230	1,532,174	24,460	1,800,462

(1)

The independent members of the Board approved an increase in our CEO’s annual base salary of 14.7% for 2021 to bring the CEO’s annual base salary closer to the median for our compensation peer group. Please see the section titled “Compensation Elements – Base Salary.”

(2)

The compensation committee determined that at all SVP levels, the target bonus was significantly lower than the median for similarly-situated executive officers at companies of comparable size and stage of maturity. Accordingly, the compensation committee approved an increase in the annual target bonus opportunity of each of our named executive officers (as a percentage of annual base salary) of between 20% and 35% for 2021, and the independent members of the Board approved an increase in the annual target bonus opportunity of our CEO of 50% for 2021. Please see the section titled “Compensation Elements – Annual Cash Bonuses – Target Bonus Opportunities.”

(3)

The compensation committee (and with respect to our CEO, the independent members of the Board) approved annual equity refresh awards for our named executive officers as incentive for future financial and individual results and in recognition of each executive officer’s individual potential for future impact and contributions to us. The economic value of each named executive officer’s equity awards was weighted evenly between stock options and restricted stock units in order to provide the appropriate incentives for stock price performance while aligning the interests of each named executive officer with the interests of our stockholders. Please see the section titled “Compensation Elements – Long-Term Incentive Compensation.”

(4)

The dollar value of the RSU awards shown in this column represents the grant date fair value calculated on the basis of the fair market value of the underlying shares of common stock on the grant date in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant-date fair value of the stock options reported in this column are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed on February 18, 2022. The actual value that the named executive officer will realize on each RSU or Option award will depend on the price per share of our shares of common stock at the time shares underlying the RSUs or Options are sold. Accordingly, these amounts do not necessarily correspond to the actual value recognized or that may be recognized by our named executive officers.

Variable and Performance-Based Compensation

The annual compensation of our executive officers, including our named executive officers, varies from year to year based on financial, operational, and individual performance. Consistent with our compensation philosophy, our executive compensation program emphasizes “variable” pay over “fixed” pay and seeks to balance short-term and long-term incentives, as well as performance-based and time-based incentives. In 2021, a majority of the target total direct compensation of our CEO consisted of variable pay, including cash awarded under our executive bonus plan and long-term incentives in the form of stock options and RSU awards. Fixed pay, primarily consisting of base salary, consisted of only 3% of our CEO’s target total direct compensation in 2021, while variable pay, consisting of both short-term and long-term incentives in the form of equity awards, made up 97% of his target total direct compensation.

The following charts show the percentages of target variable pay versus target fixed pay for our CEO and our other named executive officers in 2021:

Named Executive Officer	Fixed pay as a percentage of total direct compensation	Variable pay as a percentage of total direct compensation

Dave Girouard	3%	97%

Sanjay Datta	5%	95%

Paul Gu	5%	95%

Anna Counselman	9%	91%

Alison Nicoll	9%	91%

Executive Compensation Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. For 2021, the following executive compensation policies and practices were in place, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

What We Do

✓ Compensation Committee Independence – The Board maintains a compensation committee comprised solely of independent directors who have established effective means for communicating with our stockholders regarding their executive compensation ideas and concerns as described in this Proxy Statement.

✓ Compensation Committee Advisor Independence – The compensation committee engages and retains its own advisors. During 2021, the compensation committee engaged Compensia to assist in carrying out its responsibilities. Compensia performed no other consulting or other services for us in 2021.

✓ Annual Compensation Review – The compensation committee conducts an annual review of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.

✓ Emphasize Performance-Based Incentive Compensation – The compensation committee designs our executive compensation program to include both performance-based short-term cash incentive awards (i.e., our Executive Bonus Plan) and long-term incentive compensation awards in the form of a mix of stock options and RSU awards to align the interests of our executive officers with the interests of our stockholders.

✓ Emphasize Long-Term Equity Compensation – The compensation committee uses equity awards to deliver long-term incentive compensation opportunities to all employees, including our named executive officers. These equity awards vest or may be earned over multi-year periods, which is consistent with market practice and better serves our long-term value creation goals and retention objectives.

✓ Limited Executive Perquisites – We do not view perquisites or other personal benefits as important to achieving our compensation objectives. Accordingly, we do not provide perquisites or other personal benefits to our executive officers except where we believe it is appropriate to achieve our compensation objectives and to assist our executive officers in the performance of their duties.

✓ Consistent Benefits for All Employees – We maintain a general health and wellness benefits program for all of our employees at Upstart, and during 2021, our named executive officers received only the health and wellness benefits that are generally available to all our employees.

✓ “Double-Trigger” Change in Control Arrangements – The post-employment compensation arrangements for our executive officers, including our named executive officers, are based on a “double-trigger” arrangement that provides for the receipt of payments and benefits only in the event of both (i) a change in control of Upstart and (ii) a qualifying termination of employment.

✓ Reasonable Change-in-Control Arrangements – The post-employment compensation arrangements for our executive officers, including our named executive officers, provide for amounts and multiples that are within reasonable market norms.

✓ Succession Planning – The Board reviews the risks associated with our key executive positions on an annual basis so that we have an adequate succession strategy and plans are in place for our most critical positions.

What We Do Not Do

X Retirement Programs – We do not offer any special retirement plans or arrangements or nonqualified deferred compensation plans or arrangements for our executive officers. Our named executive officers participate in the same Section 401(k) retirement plan that is generally available to all of our employees.

X No Tax “Gross-Ups” – We do not provide any tax “gross-ups” or tax payments in connection with any compensation element (such as perquisites or other personal benefits) or any excise tax “gross-up” or tax reimbursement in connection with any change in control payments or benefits.

X No Dividends on RSU Awards – We do not pay dividends or dividend equivalents on unvested or unearned RSU awards and performance-based RSU awards.

X No Stock Option Repricing – We have not repriced options to purchase shares of our common stock without stockholder approval.

X General Prohibition on Hedging and Pledging – Under our Insider Trading Policy, we do not permit our executive officers and the non-employee members of our Board to hedge Upstart securities and, absent a special waiver, our executive officers and the non-employee members of our Board are prohibited from pledging our securities.

Compensation-Setting Process

Role of the Compensation Committee

The compensation committee, among its other responsibilities, establishes our overall compensation philosophy and reviews and approves our executive compensation program, including the specific compensation of our executive officers. The compensation committee has the authority to retain legal counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers. The compensation committee formulates recommendations for Mr. Girouard’s pay which is reviewed and approved by the independent members of our Board. The compensation committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at ir.upstart.com.

While the compensation committee determines our overall compensation philosophy and approves the compensation of our executive officers, it relies on its compensation consultant, Compensia, as well as our CEO, our CFO, our Vice President of People Operations, our total rewards team and legal counsel to formulate recommendations with respect to specific compensation actions. The compensation committee makes all final decisions regarding the compensation of our executive officers, including base salary levels, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentives in the form of equity awards. The compensation committee meets on a regularly-scheduled basis and at other times as needed. The compensation committee periodically reviews compensation matters with the Board.

Each fiscal year, the compensation committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to assess whether our compensation elements, actions, and decisions (i) are properly coordinated, (ii) are aligned with our vision, mission, values, and corporate goals, (iii) provide appropriate short-term and long-term incentives for our executive officers, (iv) achieve their intended purposes, and (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent. Following this assessment, the compensation committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.

The compensation committee considered many factors in determining the compensation of our executive officers for 2021, including:

•	the recommendations of our CEO (except with respect to his own compensation);

•	our corporate growth and other elements of financial performance;

•	our corporate and individual achievements against one or more short-term and long-term performance objectives;

•	the individual performance of each executive officer against expectations set by our CEO at the beginning of the year;

•	a review of the relevant competitive market analysis prepared by its compensation consultant;

•	the expected future contribution of the individual executive officer; and

•	internal pay equity based on the impact to our business and performance.

The compensation committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in making its decisions. The members of the compensation committee considered this information in light of their individual experience, knowledge of Upstart, knowledge of each executive officer, knowledge of the competitive market, and business judgment to make their decisions regarding executive compensation and our executive compensation program.

As part of this process, the compensation committee also evaluates the performance of our CEO each year and makes a recommendation to the independent members of our Board who subsequently approve his base salary adjustments, target annual cash bonus opportunity, actual cash bonus payments, and long-term incentives in the form of equity awards. Our CEO is not present during any of the deliberations regarding his compensation.

Role of our CEO

Our CEO works closely with the compensation committee in determining the compensation of our executive officers. Typically, our CEO makes recommendations to the compensation committee regarding the design and structure of our executive bonus plan and regarding the compensation for the executive officers (all of whom report to him).

Each year, our CEO reviews the performance of our executive officers for the previous year, and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation. Using his subjective evaluation of each executive officer’s performance and taking into consideration our corporate performance during the preceding year, these recommendations relate to base salary adjustments, target annual cash bonus opportunities, actual bonus payments, and long-term incentives in the form of equity awards for each of our executive officers (other than our CEO) based on our results, the individual executive officer’s contribution to these results, and his or her performance toward achieving his or her individual performance goals.

The compensation committee then reviews these recommendations and considers the other factors described above and makes decisions as to the target total direct compensation of each of our executive officers (other than our CEO), as well as each individual compensation element.

While the compensation committee considers our CEO’s recommendations, as well as the competitive market analysis with respect to our compensation peer group prepared by Compensia, these recommendations and market data serve as only two of several factors in making its decisions with respect to the compensation of our executive officers. Ultimately, the compensation committee applies its own business judgment and experience to determine the individual compensation elements and amount of each element for our executive officers. Moreover, no executive officer participates in the determination of the amounts or elements of his or her own compensation.

Role of Compensation Consultant

Pursuant to its charter, the compensation committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as it determines in its sole discretion, to assist in carrying out its responsibilities. The compensation committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the compensation committee.

In 2021, pursuant to this authority, the compensation committee engaged Compensia to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the compensation committee by Compensia in 2021 included the following:

•	developed and subsequently updated the compensation peer group;

•	provided advice with respect to compensation best practices and market trends for our executive officers and the non-employee members of the Board;

•	conducted an analysis of the levels of overall compensation and each element of compensation for our executive officers;

•	conducted an analysis of the levels of overall compensation and each element of compensation for the non-employee members of the Board; and

•	provided ad hoc advice and support throughout the year.

Representatives of Compensia attend meetings of the compensation committee as requested and communicate with the compensation committee outside of meetings. Compensia reports directly to the compensation committee rather than to management, although Compensia may meet with members of management, including our CEO and members of our People Operations team, for purposes of gathering information on proposals that management may make to the compensation committee.

The compensation committee may replace its compensation consultant or hire additional advisors at any time. Compensia did not provide any other consulting or other services to us and has received no compensation other than with respect to the services described above.

The compensation committee has assessed the independence of Compensia taking into account, among other things, the various factors as set forth in Exchange Act Rule 10C-1 and the enhanced independence standards and factors set forth in the applicable Nasdaq listing standards, and has concluded that its relationship with Compensia and the work of Compensia on behalf of the compensation committee has not raised any conflict of interest.

Competitive Positioning and Compensation Peer Group

Given our unique history and business, market competitors, and geographical location, the compensation committee believes that the competitive market for executive talent includes technology companies that are similar to us in terms of revenue, market capitalization, and industry. Accordingly, it develops a compensation peer group as discussed below and data from that group is supplemented with executive compensation survey data representing public technology companies that are of similar size. The compensation committee considers the compensation practices of this peer group and from the survey data as one factor in its compensation deliberations.

In December 2020, the compensation committee directed its compensation consultant, Compensia, to develop a group of peer companies to be used as a reference for market positioning and for assessing competitive market practices. Compensia undertook a detailed review of the pool of U.S.-based publicly-traded companies, taking into consideration our industry sector, the size of such companies relative to our size and growth rate (including, for 2021, companies with annual revenues between $124 million and $491 million and market capitalizations between $1.3 billion and $8.5 billion (as of December 21, 2020)), and the following additional factors:

•	the comparability to our business model;

•	our consumer products and/or business services focus;

•	the comparability of our operating history;

•	the comparability of our organizational complexities and growth attributes;

•	the stage of our maturity curve (which increases its likelihood of attracting the type of executive talent for whom we compete); and

•	the comparability of our operational performance (for consistency with our strategy and future performance expectations).

Following this review, Compensia recommended and the compensation committee subsequently approved the following compensation peer group, consisting of 20 publicly-traded technology companies. The companies comprising the compensation peer group were as follows:

Alteryx	LivePerson	Ping Identity Holding	SailPoint Technologies Holdings

AppFolio	Medallia	PROS Holdings	Sprout Social

Cerence	Model N	Q2 Holdings	SPS Commerce

Domo	PagerDuty	Qualys	Momentive Global (formerly Survey Monkey)

Health Catalyst	Phreesia	Repay Holdings	Upland Software

This compensation peer group was used by the compensation committee in connection with its annual review of our executive compensation program in 2021. Specifically, the compensation committee reviewed the compensation data drawn from the compensation peer group, in combination with industry-specific compensation survey data from the Radford data and analytics platform, to develop a subjective representation of the “competitive market” with respect to current executive compensation levels and related policies and practices. The compensation committee then evaluated how our pay practices and the compensation levels of our executive officers compared to the competitive market.

We do not believe that it is appropriate to make compensation decisions, whether regarding base salaries or short-term or long-term incentive compensation, solely based upon benchmarking to a peer or other representative group of companies. However, the compensation committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, the compensation committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. This information is only one of several factors that the compensation committee considers, however, in making its decisions with respect to the compensation of our executive officers.

Compensation Elements

Rather than building compensation structures tailored to the individual executive or role, we have constructed three senior vice president (“SVP”) tiers based on role, breadth, experience, and company level impact. The compensation tied to each tier is built based on aggregated market data as well as a subjective interpretation of the value the executive delivers to us and our short-term and long-term business objectives. Each SVP compensation tier has its own level of base salary, target annual cash bonus opportunity, and annual equity “refresh” compensation ranges. In 2021, only two executives - both named executive officers - were in the most senior of these categories based on their impact on our financial and operational results and achievements. These named executive officers were our CFO, Mr. Datta - who was instrumental in the execution of our IPO and public company readiness as well as the business strategy that included our secondary sale - and our co-founder and SVP of Product and Data Science, Mr. Gu, who leads the development of our proprietary AI technology as well as the product roadmap that includes our recently launched Auto Retail product and the exploration of several other products beyond the core personal loan product that has driven our success to date.

Four additional executives - including two of our other two named executive officers, Ms. Counselman and Ms. Nicoll - were in the second SVP category, each with the same base salary, target bonus opportunity and annual equity “refresh” compensation amounts. Finally, there were three other SVPs who are newer to the SVP-level and were in the third SVP compensation tier.

The three primary elements of our executive compensation programs are: (1) base salary, (2) annual cash bonus opportunities and (3) long-term incentives in the form of equity awards, as described below:

Compensation Element	What This Element Rewards	Purpose and Key Features of Element
Base salary	Individual performance, level of experience, and expected future performance and contributions.	Provides competitive level of fixed compensation determined by the market value of the position, with actual base salaries established based on the facts and circumstances of each executive officer and each individual position.

Executive cash bonuses	Achievement of pre-established corporate and individual performance objectives (for 2021, the corporate performance objective was revenue) as well as individual contributions and leadership.	Motivates executive officers to drive company growth in our first full year as a public company.

Long-term incentives/equity awards

Achievement of corporate and individual performance objectives designed to enhance long-term stockholder value and attract, retain, motivate, and reward executive officers over extended periods for achieving important corporate objectives.

Annual equity awards that vest at least two to three years in the future (see below under “Box Car” Equity Grant Practice) and provide a variable “at risk” pay opportunity. Because the ultimate value of these equity awards is directly related to the market price of our common stock, and the awards are only earned over an extended period of time subject to vesting, they serve to focus our executive officers on the creation and maintenance of long-term stockholder value. Vesting requirements promote retention of highly-valued executive officers. 50% of the value of our executive equity awards were granted in the form of time-based restricted stock unit awards, and 50% was granted in the form of stock options to directly align their rewards with share price growth.

Our executive officers also participate in the standard employee benefit plans available to most of our employees. In addition, our executive officers are eligible for post-employment (change in control) payments and benefits under certain circumstances. Our executive officers may receive severance payments upon termination of employment under certain circumstances as well, however such payments and benefits are not guaranteed.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain a world class management team that is focused on building a sustainable enterprise for the future. The compensation committee seeks to set competitive base salaries, comparable to market standards, that are equitable across the executive team based on level of impact and contributions.

The compensation committee reviews the base salaries of our executive officers, including our named executive officers, annually and makes adjustments to their base salaries (or a recommendation for an adjustment in the case of our CEO) as it determines to be necessary or appropriate.

In 2021, the compensation committee reviewed the base salaries of our executive officers, including our named executive officers, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described above. Following this review, the compensation committee set the base salaries of our executive officers (other than our CEO) for 2021 at levels that it believed were appropriate to maintain their competitiveness. Our CEO’s base salary was approved by the independent members of our Board after a recommendation from the compensation committee. In particular, the compensation committee determined that our CEO’s annual base salary for 2020 was significantly lower than the median for similarly-situated chief executive officers at companies of comparable size and stage of maturity. Accordingly, the compensation committee made a recommendation and the independent members of our Board approved an increase in our CEO’s annual base salary of 14.7% for 2021 to bring the CEO’s annual base salary closer to the median for our compensation peer group.

The base salaries paid to our named executive officers for 2021 were as follows:

Named Executive Officer	2020 Base Salary ($)	2021 Base Salary ($)	Percentage Adjustment

Dave Girouard	396,667	455,000	14.7%

Sanjay Datta	397,917	409,167	2.8%

Paul Gu	390,000	409,167	4.9%

Anna Counselman	341,250	359,167	5.3%

Alison Nicoll	342,500	359,167	4.9%

The base salaries paid to our named executive officers for 2021 are also set forth in the “2021 Summary Compensation Table” below.

Executive Cash Bonuses

We use annual cash bonuses paid to motivate our executive officers, including our named executive officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual cash bonuses are intended to help us to deliver a competitive total direct compensation opportunity to our executive officers. Annual cash bonuses are entirely performance-based, are not guaranteed, and may vary materially from year-to-year.

Typically, the compensation committee establishes target bonus opportunities pursuant to a formal cash bonus plan that measures and rewards our executive officers for our actual corporate and individual performance over our fiscal year. The cash bonus plan is designed to pay above-target bonuses when we exceed our annual corporate objectives and below-target bonuses when we do not achieve these objectives.

In 2021, the compensation committee determined to award cash bonus opportunities to our executive officers, including our named executive officers, pursuant to the cash bonus plan for 2021 (the “2021 Executive Bonus Plan”). Under the 2021 Executive Bonus Plan, the compensation committee had the authority to select the performance measures and related target levels applicable to the target bonus opportunities for our executive officers.

Under the 2021 Executive Bonus Plan, the compensation committee could, in its sole discretion and at any time, increase, reduce, or eliminate a participant’s actual bonus payment, and/or increase, reduce, or eliminate the amount allocated to the bonus pool for the year. Further, the actual bonus payment could be below, at, or above a participant’s target bonus opportunity, in the compensation committee’s sole discretion. The compensation committee could determine the amount of any reduction on the basis of such factors as it deemed relevant, and it was not required to establish any allocation or weighting with respect to the factors it considered.

Target Bonus Opportunities

In 2021, the compensation committee reviewed the target bonus opportunities of our executive officers, including our named executive officers, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own target bonus opportunity), as well as the other factors described above. Following this review, the compensation committee determined that at all SVP levels, as well as in the case of our CEO, the target bonus opportunity was significantly lower than the median for similarly-situated executive officers at companies of comparable size and stage of maturity. Accordingly, the compensation committee set the target bonus opportunities of our executive officers (other than our CEO) for 2021 at levels that it believed were appropriate to maintain their competitiveness. Our CEO’s target bonus opportunity was approved by the independent directors of our Board after a recommendation from the compensation committee.

For 2021, the target bonus opportunities for each of our named executive officers under the 2021 Executive Bonus Plan, expressed as a percentage of his or her annual base salary, were as follows:

Named Executive Officer	2020 Target Bonus Opportunity (as a percentage of base salary)	2021 Target Bonus Opportunity (as a percentage of base salary)	2021 Target Bonus Opportunity ($)

Dave Girouard	50%	100%	460,000

Sanjay Datta	50%	75%	307,500

Paul Gu	50%	75%	307,500

Anna Counselman	40%	50%	180,000

Alison Nicoll	40%	50%	180,000

The target bonus opportunities of our executive officers, including the named executive officers, were weighted 75% on corporate performance objectives and 25% on individual performance objectives. The compensation committee determined this allocation to be appropriate to focus our executive officers on our short-term financial objectives as reflected in our annual operating plan while, at the same time, recognizing their contributions to the achievement of these objectives and the successful execution of their individual roles and responsibilities.

Corporate Performance Objectives

For purposes of the 2021 Executive Bonus Plan, the sole corporate performance measure was annual revenue. The compensation committee believed this performance measure was appropriate for our business given the criticality of company growth in 2021, our first full year as a public company, which it believes most directly influences long-term stockholder value. At the same time, the compensation committee established target performance levels for this measure that it believed to be challenging, but attainable, through the successful execution of our annual operating plan.

The minimum, target, and maximum levels of achievement for this corporate performance measure and their respective payment amounts, were as follows:

Corporate Performance Measure	Threshold Performance Level	Threshold Payment Level	Target Performance Level	Target Payment Level	Maximum Performance Level	Maximum Payment Level
Revenue	$360 million	0 (no bonus funding)	$410 million	1.0	$600 million	2.0

In the event of actual performance between the threshold and target, and target and maximum, performance levels, the payment amount was to be calculated between each designated segment on a linear basis.

Individual Performance Objectives

In addition to the corporate performance objective, the target bonus opportunities for our executive officers, including our named executive officers, were also based on each executive officer’s achievement against his or her individual performance objectives. For named executive officers other than our CEO, payments for the individual performance component of the 2021 Executive Bonus Plan could be up to 170% of the 25% portion of each executive officer’s target annual cash bonus opportunity allocated to individual performance. Individual performance objectives for each executive officer were established at the beginning of the year in discussions with our CEO. These objectives could be quantitative or qualitative goals, depending on the organizational priorities for a given year, and typically focused on key departmental or operational objectives or functions. Most of these objectives were intended to provide a set of common goals that facilitated collaborative management and engagement, although our executive officers could also be assigned individual goals. In all cases, the individual performance objectives were intended to be challenging, but attainable, and designed to produce annual bonus payments to reflect meaningful performance requirements.

After the end of the year, the level of achievement and payment associated with each executive officer’s individual performance objectives were determined by our CEO and then submitted to the compensation committee for review and approval. In the case of our CEO, his bonus was based entirely on our revenue performance, however his bonus payout was reviewed and determined by the compensation committee and then submitted to the independent members of the Board for approval.

2021 Performance Results and Bonus Decisions

In 2021, the compensation committee determined that our actual achievement with respect to the corporate performance objective under the 2021 Executive Bonus Plan was as follows:

Corporate Performance Measure	2021 Target Level	2021 Actual Result
Revenue	$410 million	$849 million

At that time, the compensation committee also determined, based on its review of the recommendation of our CEO (except with respect to his own target bonus opportunity), the level of achievement with respect to the individual performance objectives of each of the other named executive officers.

Named Executive Officer	Individual Performance Objectives Attainment Level

Sanjay Datta	170% based on successful completion of our IPO, secondary sale, all aspects of public company financial reporting, leadership of our capital markets organization, and strategic planning for our first three to five years as a public company.

Paul Gu	170% based on product innovation and our continued success in personal lending along with his leadership of the Prodigy acquisition and launch of our new auto products; also providing continued thought leadership in the long-term strategic direction of our company and products.

Anna Counselman	130% for leadership of our Operations organization which experienced a significant increase in demand during 2021 as well as leading our recruiting organization which tripled headcount and our People Operations organization which continues to deliver on industry leading employee engagement.

Alison Nicoll	130% based on continued excellence in legal and government affairs, along with leadership of our IPO, stock administration program and secondary sale.

The compensation committee determined that, based on our actual revenue performance for 2021 which exceeded our target by 207%, the corporate performance objective had been achieved, in the aggregate, at a 200% level. Based on its review of our overall corporate performance, and taking into account each named executive officer’s attainment of his or her individual performance objectives for 2021, the compensation committee approved bonus payments as follows for our named executive officers (other than our CEO):

Named Executive Officer	Target Bonus Opportunity	Actual Bonus Payment	Percentage of Target Bonus Opportunity Earned

Sanjay Datta	$307,500	$591,000	192%

Paul Gu	$307,500	$591,000	192%

Anna Counselman	$180,000	$328,000	183%

Alison Nicoll	$180,000	$328,000	183%

Prior to decisions being made with respect to 2021 bonuses, our CEO asked the compensation committee not to allocate a bonus to him, so that the money could be reinvested in Upstart. Taking into account Mr. Girouard’s request, the compensation committee did not recommend a bonus for him, and the Board did not determine a bonus for him.

The annual cash bonuses paid to our named executive officers for 2021 are set forth in the “2021 Summary Compensation Table” below.

Long-Term Incentive Compensation

We use long-term incentive compensation in the form of equity awards to motivate our executive officers, including our named executive officers, by providing them with the opportunity to build an equity interest in Upstart and to share in the potential appreciation of the value of our common stock. We have relied on options to purchase shares of our common stock and, beginning in 2021, RSU awards that may be settled for shares of our common stock, as the principal vehicles for delivering long-term incentive compensation opportunities to our executive officers. The compensation committee believes that because stock options provide for an economic benefit only in the event that our stock price increases over the exercise price of the option, these awards effectively align the interests of our named executive officers with the interests of our stockholders and provide our named executive officers with a significant incentive to manage our business from the perspective of an owner with an equity stake in the business. In addition, because RSU awards have value to the recipient even in the absence of stock price appreciation, the compensation committee believes that we are able to incentivize and retain our named executive officers using fewer shares of common stock than would be necessary if we used stock options exclusively to provide an equity stake in Upstart. Since the value of RSU awards increases with any increase in the value of the underlying shares, RSU awards also provide incentives to our named executive officers that are aligned with the interests of our stockholders. The compensation committee further believes these awards enable us to attract and retain key talent in our industry and align our executive officers’ interests with the long-term interests of our stockholders.

To date, the compensation committee has not applied a rigid formula in determining the size of the equity awards to be granted to our executive officers as part of our annual focal review of equity awards. Generally, in determining the size of the equity awards granted to our executive officers, the compensation committee considers the recommendations of our CEO (except with respect to his own equity award), as well as the other factors described above. The compensation committee also considers the existing equity holdings of each executive officer, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives. The compensation committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value.

In March 2021, the compensation committee approved equity awards for our executive officers other than our CEO as incentives for future financial and individual performance, to retain such executive officers and in recognition of each person’s individual potential for future impact and contributions to Upstart. Our CEO’s equity awards were approved by the compensation committee, after consultation with the other independent members of our Board.

In the case of all executive officers, these equity awards consisted of both options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock. The compensation committee targeted 50% of the economic value in RSU awards and 50% in stock options (valued at a two to one ratio of shares subject to options versus RSUs based on the underlying fair market value of a share of our common stock on the date of grant) and believed that this proportion of the two types of equity awards provided the appropriate incentives for stock price performance while aligning the interests of our executive officers with the interests of our stockholders. The equity awards granted to our named executive officers in 2021 were as follows (the “2021 annual equity refresh grants”):

Named Executive Officer	Restricted Stock Unit Awards (intended annual dollar value) ($)(1)	Stock Option Awards (intended annual dollar value) ($)(2)

Dave Girouard	2.83 million	2.83 million

Sanjay Datta	1.35 million	1.35 million

Paul Gu	1.35 million	1.35 million

Anna Counselman	0.65 million	0.65 million

Alison Nicoll	0.65 million	0.65 million

(1)	The dollar values in this column were converted into RSU awards based on a trailing 60 trading day average of Upstart’s closing stock price on Nasdaq prior to the grant date.
(2)	The dollar values in this column were converted into stock option awards based on a fixed ratio of stock options to RSU awards of two to one.

“Box Car” Equity Grant Practice

In the case of our named executive officers (and in fact, in the case of all employees), the 2021 annual equity refresh awards are subject to a time-based vesting requirement and do not begin to vest until the end of the vesting periods of all of our named executive officers’ other equity awards, rather than being layered on top of existing equity awards that are already vesting. We believe this “box car” approach to vesting gives us more flexibility to ensure our executive officers continue to vest at a market competitive rate, and, assuming continued steady growth of our stock price, provides additional upside to our executive officers. Since these equity awards do not start to vest immediately, they have additional retention value for us since the recipient must remain employed with us longer to benefit from these awards. The annual equity refresh awards granted to our named executive officers during 2021 begin vesting in January of 2023 and vest quarterly with respect to the RSU awards or monthly with respect to the option awards over the course of the following 12 months.

The equity awards granted to our named executive officers in 2021 are set forth in the “2021 Summary Compensation Table” and the “2021 Grants of Plan-Based Awards Table” below.

Welfare and Health Benefits

We maintain a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code (the “Code”) for our employees (the “401k plan”), including our executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service that provides them with an opportunity to save for retirement on a tax-advantaged basis. We intend for the 401k plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the 401k plan, and income earned on plan contributions, are not taxable to employees until distributed from the 401k plan. In addition, all contributions are deductible by us when made.

All participants’ interests in their deferrals are 100% vested when contributed under the 401k plan. For employee contributions in 2021, we made a one-time matching contribution, up to $2,250, into the 401k plan individual account for each employee participant. Under the 401k plan, pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions.

In addition, we provide other health and welfare benefits to our executive officers, including our named executive officers, on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide vacation and other paid holidays to all employees, including our executive officers. We do not offer any of our employees a non-qualified deferred compensation plan or pension or other defined benefit plan.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market, and our employees’ needs.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During 2021, none of our named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each named executive officer.

In the future, we may provide perquisites or other personal benefits to our executive officers in limited circumstances, however, we do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Post-Employment Compensation

In 2020, we adopted an executive change in control and severance policy applicable to our executive officers (the “Executive Change in Control and Severance Policy”). Pursuant to the policy, we subsequently entered into the Executive Change in Control and Severance Policy participation agreements with each of our executive officers, including each of our named executive officers.

Our Executive Change in Control and Severance Policy requires us to provide certain payments and benefits to participants, including our named executive officers, upon a qualifying termination of employment, which includes a termination of a participant’s employment without cause (excluding by reason of death or disability) or where the participant resigns with good reason, within the three months preceding or 12 months following a change in control of Upstart. The receipt of these payments and benefits are contingent upon the participant’s execution, delivery, and non-revocation of a release and waiver of claims satisfactory to us following the separation from service.

We believe that the Executive Change in Control and Severance Policy serves several objectives. First, it eliminates the need to negotiate separation payments and benefits on a case-by-case basis. It also helps assure an executive officer that his or her severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure. Further, it acts as an incentive for our executive officers to remain employed and focused on their responsibilities during the threat or negotiation of a change in control transaction, which preserves our value and the potential benefit to be received by our stockholders in the transaction. Finally, the Executive Change in Control and Severance Policy is easier for us to administer, as it requires less time and expense.

The Executive Change in Control and Severance Policy contemplates that the payments and benefits in the event of a change in control of Upstart are payable only upon a “double trigger”; that is, only following a change in control and a qualifying termination of employment, including a termination of employment without cause (excluding by reason of death or disability) or a resignation for good reason, and in each case requires that the participant execute a release of claims in our favor.

In the event of a change in control of Upstart, to the extent that any of the amounts provided for under the Executive Change in Control and Severance Policy would constitute a “parachute payment” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, a participant will receive such payment as would entitle him or her to receive the greatest after-tax benefit, even if it means that we pay the named executive officer a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

We do not include severance payments or benefits in any executive employment agreements. Although we have standard guidelines in place when severance is appropriate (such as a change in skill requirements or a cultural mis-hire), we also expect to use discretion in the case of an executive officer departure where a severance payment and/or benefits may not be appropriate. The guidelines in place ensure fair and equal treatment for similar situations, however by not including them in executive employment agreements we make clear to our team that they are not automatically entitled to severance payments and benefits.

For a summary of the material terms and conditions of the Executive Change in Control and Severance Policy, as well as an estimate of the amounts payable to our named executive officers under their participation agreements, see the section titled “—Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies

Compensation Recovery Policy

To date, we have not adopted a formal compensation recovery, or clawback, policy. We operate under Section 304 of the Sarbanes-Oxley Act of 2002, which is applicable to all public companies.

We will comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Derivatives Trading, Hedging, and Pledging Policies

Under our insider trading policy, our employees, including our executive officers, and the non-employee members of the Board are prohibited from engaging in short sales, trading in derivative securities (other than stock options, RSU awards, and other compensatory awards issued to such individuals by us) or engaging in hedging transactions, pledging our securities as collateral for a loan (except for, in the case of our executive officers and the non-employee members of the Board and only with respect to pledging, with a waiver of this prohibition by our General Counsel and the chair of our nominating and corporate governance committee), and holding our securities in a margin account.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code, generally limits the amount a public company may deduct for federal income taxes purposes for compensation paid to its chief executive officer, chief financial officer, and certain other executive officers up to $1 million per executive office per year, subject to certain exceptions. Prior to our becoming a public company, the Board had not previously taken the deductibility limit imposed by

Section 162(m) into consideration in setting compensation for the covered executive officers. As a publicly-traded company, the compensation committee is mindful of the benefits of full deductibility of compensation, and intends to operate our executive compensation program to be most efficient and effective for our stockholders.

The compensation committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the compensation committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and the non-employee members of the Board who hold significant equity interests and certain other service providers may be subject to additional excise taxes if they receive payments or benefits in connection with a change in control of Upstart that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2021 and we have not agreed and are not otherwise obligated to provide any executive officers, including any named executive officer, with such a “gross-up” or other reimbursement payment.

Accounting for Stock-Based Compensation

The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock and RSU awards covering shares of our common stock to our executive officers, based on their fair values. With respect to stock options, the application of ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes valuation model that we use to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk free interest rates, and the expected life (term) of the options. As required under GAAP, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock options granted in future periods may vary from the valuation assumptions we have used previously.

ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

Report of the Compensation Committee

The compensation committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form 10-K for our fiscal year ended December 31, 2021.

The compensation committee of the Board:

Kerry W. Cooper (Chairperson)

Sukhinder Singh Cassidy

This report of the compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and this report and the information contained therein will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act.

2021 Summary Compensation Table

The following table provides information regarding the compensation earned by or paid to our named executive officers. Compensation information is provided for our CEO, CFO and SVP, Product and Data Science for the fiscal years ended December 31, 2021, 2020, and 2019. Compensation information for our SVP, People and Operations and our General Counsel and Corporate Secretary is provided for the fiscal year ended December 31, 2021, the year in which they became named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($)(1)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)

Dave Girouard(5)	2021	455,000	7,830,650	6,670,283	—	(4)	—	14,955,933
Chief Executive Officer	2020	396,667	8,030,055	—	337,000		—	8,763,722
	2019	360,000	—	—	—		—	360,000

Sanjay Datta	2021	409,167	3,739,216	3,183,615	591,000		2,250	7,925,248
Chief Financial Officer	2020	397,917	1,115,300	—	339,000		—	1,852,217
	2019	375,000	384,525	—	189,000		—	948,525

Paul Gu(5)	2021	409,167	3,739,216	3,183,615	591,000		2,250	7,925,248
SVP, Product and Data Science	2020	390,000	1,115,300	—	332,000		—	1,837,300
	2019	269,773	384,525	—	145,677		—	799,975

Anna Counselman	2021	359,167	1,800,463	1,532,174	328,000		2,250	4,022,054
SVP, People and Operations

Alison Nicoll	2021	359,167	1,800,463	1,532,174	328,000		2,250	4,022,054
General Counsel and Corporate Secretary

(1)

The dollar value of the RSU awards shown in the “Stock Awards” column represents the grant date fair value calculated on the basis of the fair market value of the underlying shares of common stock on the grant date in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant-date fair value of the stock options reported in this column are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed on February 18, 2022. The actual value that the named executive officer will realize on each RSU or option award will depend on the price per share of our shares of common stock at the time shares underlying the RSUs or options are sold. Accordingly, these amounts do not necessarily correspond to the actual value recognized or that may be recognized by our named executive officers.

(2)

The amounts reported for 2021 represent the amounts earned by the named executive officers in calendar year 2021 under Upstart’s 2021 Bonus Plan, as described in more detail in the section titled “Compensation Discussion and Analysis – Target Bonus Opportunities.” The amounts reported for 2020 and 2019 represent the amounts earned by the named executive officers in calendar years 2020 and 2019 under Upstart’s 2020 Bonus Plan and Upstart’s 2019 Bonus Plan, respectively.

(3)	The amounts reported for 2021 reflect employer matching contributions under our Section 401(k) plan.
(4)

Mr. Girouard declined a bonus in 2021 so that the money could be reinvested in Upstart. See the section titled “Compensation Discussion and Analysis – 2021 Performance and Bonus Decisions” for more information.

(5)	Mr. Girouard and Mr. Gu serve on our Board but are not paid additional compensation for such service.

2021 Grants of Plan-Based Awards

The following table presents information regarding the incentive awards granted to the named executive officers for 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Exercise or Base Price of Option Awards ($/sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Dave Girouard	2/16/2021	0	460,000	920,000	—	—	—	—
	3/20/2021	—	—	—	53,243	—	—	6,670,283
	3/20/2021	—	—	—	—	106,486	$125.28	7,830,650

Sanjay Datta	2/16/2021	0	307,500	593,475	—	—	—	—
	3/20/2021	—	—	—	25,412	—	—	3,183,615
	3/20/2021	—	—	—	—	50,824	$125.28	3,739,216

Paul Gu	2/16/2021	0	307,500	593,475	—	—	—	—
	3/20/2021	—	—	—	25,412	—	—	3,183,615
	3/20/2021	—	—	—	—	50,824	$125.28	3,739,216

Anna Counselman	2/16/2021	0	180,000	347,400	—	—	—	—
	3/20/2021	—	—	—	12,230	—	—	1,532,174
	3/20/2021	—	—	—	—	24,460	$125.28	1,800,463

Alison Nicoll	2/16/2021	0	180,000	347,400	—	—	—	—
	3/20/2021	—	—	—	12,230	—	—	1,532,174
	3/20/2021	—	—	—	—	24,460	$125.28	1,800,463

(1)

Amounts in the “Estimated Payouts Under Non-Equity Incentive Plan Awards” columns relate to cash incentive opportunities under our 2021 Bonus Plan based upon the combined achievement of individual and corporate performance goals over fiscal year 2021. Under the 2021 Bonus Plan, payments are determined by multiplying each participant’s target bonus by (i) a factor determined by individual performance, capped at 170%, and (ii) a factor determined by the achievement of the corporate performance goals, capped at 200%. The actual amounts paid to our named executive officers are set forth in the “2021 Summary Compensation Table” above, and the calculation of the actual amounts paid is discussed more fully in the section titled “Compensation Discussion and Analysis – Target Bonus Opportunities.”

(2)

These securities are RSUs. Each RSU represents a contingent right to receive one share of Common Stock. One-fifth of the RSUs shall vest on February 20, 2023 and each three-month anniversary thereafter, subject to continued service with us through each such date.

(3)	One-fourteenth of the shares subject to the option shall vest on January 20, 2023 and each month thereafter, subject to continued service with us through each such date.
(4)	The exercise price of the stock options is the closing price of our common stock on the date of grant.
(5)

The dollar value of the RSU awards shown in the “Stock Awards” column represents the grant date fair value calculated on the basis of the fair market value of the underlying shares of common stock on the grant date in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant-date fair value of the stock options reported in this column are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed on February 18, 2022. The actual value that the named executive officer will realize on each RSU or option award will depend on the price per share of our shares of common stock at the time shares underlying the RSUs or options are sold. Accordingly, these amounts do not necessarily correspond to the actual value recognized or that may be recognized by our named executive officers.

Outstanding Equity Awards at 2021 Year-End

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2021.

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(3)

Dave Girouard	9/20/2016	1,251,745	—	0.83	9/20/2026	—	—
	11/6/2020(4)	294,642	255,358	18.44	11/6/2030	—	—
	3/20/2021(5)	—	106,486	125.28	3/20/2031	—	—
	3/20/2021(6)	—	—	—	—	53,243	8,055,666

Sanjay Datta	12/28/2016	650,907	—	1.35	12/28/2026	—	—
	12/28/2016	100,139	—	1.35	12/28/2026	—	—
	12/18/2017	97,916	2,084	2.15	12/18/2027	—	—
	3/29/2019(7)	137,500	12,500	3.80	3/29/2029	—	—
	1/31/2020(8)	—	200,000	8.88	1/31/2030	—	—
	3/20/2021(5)	—	50,824	125.28	3/20/2031	—	—
	3/20/2021(6)	—	—	—	—	25,412	3,844,836

Paul Gu	6/19/2014	182,876	—	0.43	6/19/2024	—	—
	1/14/2015	200,000	—	0.60	1/14/2025	—	—
	12/18/2015	250,000	—	1.17	12/18/2025	—	—
	6/24/2016	300,000	—	1.17	6/24/2026	—	—
	12/18/2017	155,833	4,167	2.15	12/18/2027	—	—
	3/29/2019(7)	137,500	12,500	3.80	3/29/2029	—	—
	1/31/2020(8)	—	200,000	8.88	1/31/2030	—	—
	3/20/2021(5)	—	50,824	125.28	3/20/2031	—	—
	3/20/2021(6)	—	—	—	—	25,412	3,844,836

Anna Counselman	1/14/2015	150,000	—	.60	1/14/2025	—	—
	12/18/2015	125,000	—	1.17	12/18/2025	—	—
	12/28/2016	125,000	—	1.35	12/18/2026	—	—
	12/18/2017	97,916	2,084	2.15	12/18/2027	—	—
	3/29/2019	25,000	—	3.80	3/29/2029	—	—
	3/29/2019(7)	91,666	8,334	3.80	3/29/2029	—	—
	1/31/2020(8)	—	125,000	8.88	1/31/2030	—	—
	3/20/2021(5)	—	24,460	125.28	3/20/2031	—	—
	3/20/2021(6)	—	—	—	—	12,230	1,850,399

Alison Nicoll	5/23/2013	5,000	—	.23	5/23/2023	—	—
	6/19/2014	75,000	—	.43	6/19/2024	—	—
	1/14/2015	100,000	—	.60	1/14/2025	—	—
	12/18/2015	125,000	—	1.17	12/18/2025	—	—
	12/18/2017	57,866	2,084	2.15	12/18/2027	—	—
	3/29/2019	25,000	—	3.80	3/29/2029	—	—
	3/29/2019(7)	91,666	8,334	3.80	3/29/2029	—	—
	1/31/2020(8)	—	125,000	8.88	1/31/2030	—	—
	3/20/2021(5)	—	24,460	125.28	3/20/2031	—	—
	3/20/2021(6)	—	—	—	—	12,230	1,850,399

(1)	Each of the outstanding equity awards listed in the table above was granted pursuant to our 2012 Equity Incentive Plan or 2020 Equity Incentive Plan.

(2)	This column represents the fair value of a share of our common stock on the grant date, as determined by our Board.
(3)	This column represents the fair market value of the shares of our common stock underlying the RSUs as of December 31, 2021, based on the closing price of our common stock of $151.30 per share.
(4)

One twenty-eighth of the shares subject to the option vested on October 1, 2020 and one twenty-eighth of the shares subject to the option vest each month thereafter, subject to continued service with us through each such date.

(5)	One-fourteenth of the shares subject to the option shall vest on January 20, 2023 and each month thereafter, subject to continued service with us through each such date.
(6)

These securities are RSUs. Each RSU represents a contingent right to receive one share of Common Stock. One-fifth of the RSUs shall vest on February 20, 2023 and each three-month anniversary thereafter, subject to continued service with us through each such date.

(7)	One-twelfth of the shares subject to the option vest on February 1, 2021 and each month thereafter, subject to continued service with us through each such date.
(8)	One-twelfth of the shares subject to the option vest on February 1, 2022 and each month thereafter, subject to continued service with us through each such date.

Option Exercises and Stock Vested in 2021

The following table sets forth the number of shares of common stock acquired during 2021 by our named executive officers upon the exercise of stock options or upon the vesting of RSUs, as well as the value realized upon such equity award transactions.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Dave Girouard	—	—		—	—

Sanjay Datta	—	—		—	—

Paul Gu	694,000	188,426,606	(2)	—	—

Anna Counselman	608,355	122,609,964		—	—

Alison Nicoll	515,050	118,644,114	(2)	—	—

(1)

The aggregate value realized is the product of the number of shares of stock subject to the exercised option multiplied by the difference between the market price of our common stock at the time of exercise and the exercise price of the option.

(2)

Less than all shares received upon exercise have been sold, and therefore the full amounts listed have not been received by Mr. Gu and Ms. Nicoll with respect to the respective shares acquired on exercise.

2022 Special Performance Equity Award – Paul Gu

Subsequent to the fiscal year ended December 31, 2021, our compensation committee, after extensive consultation with Compensia, approved in February 2022 the grant of a performance-based restricted stock unit award for 687,500 shares that will vest over seven years based on the achievement of certain stock price targets for Upstart’s common stock (“Performance Award”) under our 2020 Equity Incentive Plan to Paul Gu, our co-founder, Senior Vice President, Product and Data Science and a member of our Board. The Performance Award is intended to be Mr. Gu’s primary compensation for the next seven years and his cash compensation will be limited to the amount necessary to allow him to participate in the broad-based employee benefits generally applicable at Upstart.

The compensation committee and Board believe that the next seven years are very important to the further development of Upstart and the delivery of value to stockholders. Mr. Gu led the development and building of the automated loan flows and artificial intelligence models that provide us a competitive advantage and currently leads the product and data science teams that continue to develop more accurate AI models and the automation of our processes. His leadership in these key functional areas makes it critical to retain and provide further incentive to Mr. Gu for the next phase of Upstart’s lifecycle so that we can continue to deliver stockholder value.

Because of this, the vesting of the Performance Award is heavily weighted toward being earned at higher stock prices (only 21.4% of the Performance Award can be earned if Upstart’s stock price does not reach $347, 2.40x the reference price used to set the targets) and the Performance Award will fully vest as to 687,500 shares only if Upstart’s stock price reaches $616 for a 60 consecutive trading day period (approximately 4.25x the reference price used to set the targets) and certain service conditions are met over a 7-year period.

A summary of the Performance Award is below and is qualified in its entirety by reference to the full text of the Performance Award Agreement, which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on February 23, 2022.

Except as otherwise provided in the Performance Award Agreement, Mr. Gu will vest in the Performance Award only if he is employed on a full-time basis through January 1, 2029 (the “Final Measurement Date”) and only to the extent that the company stock price targets are met. The first time that performance will be measured is on January 1, 2027 and achievement will be determined based on the average closing price of Upstart’s stock on the 60 consecutive trading days ending immediately prior to that date. If any company stock price target is met at that time, 40% of the cumulative RSUs possible for such company stock price target will vest on that date. One year later on January 1, 2028, the same procedure will be followed and if any higher company stock price target is met up to 80% of the cumulative RSUs possible for such company stock price target, less any RSUs that previously vested, will vest. On the Final Measurement Date, the same procedure will be followed and the cumulative RSUs possible for the highest company stock price target met at such time, less any RSUs that previously vested, will vest.

The ability to vest only in up to 40% of the cumulative RSUs possible after five years and only up to 80% of the cumulative RSUs possible after six years was intentionally structured to ensure that sustained long-term stock price performance must be achieved. The 40% and 80% limitations do not apply in the case of a change in control prior to the Final Measurement Date.

Potential Payments upon Termination or Change in Control

Pursuant to our Executive Change in Control and Severance Policy, if, within the three-month period prior to or the 12-month period following a “change in control” (as defined in the Executive Change in Control and Severance Policy), we terminate the employment of an executive without “cause” (excluding death or disability) or the executive resigns for “good reason” (as such terms are defined in the applicable agreement), and within 60 days following such termination, the executive executes a waiver and release of claims in our favor that becomes effective and irrevocable, the executive will be entitled to receive (i) a lump sum payment equal to 12 months of the executive’s then current annual base salary, (ii) a lump sum payment equal to 100% of the executive’s target annual bonus amount for the year of termination (provided such amount will be prorated based on days of service during the applicable bonus period with respect to Messrs. Datta and Gu and Mses. Nicoll and Counselman), (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the executive and the executive’s respective eligible dependents for up to 12 months, and (iv) vesting acceleration as to 100% of the then-unvested shares subject to each of the executive’s then outstanding equity awards (and in the case of awards with performance vesting, unless the applicable award agreement governing such award provides otherwise, all performance goals and other vesting criteria will be deemed achieved at target or as earned (determined on a pro rata basis)) if greater.

Pursuant to the Executive Change in Control and Severance Policy, in the event any payment to an executive would be subject to the excise tax imposed by Section 4999 of the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the executive will receive such payment as would entitle the executive to receive the greatest after-tax benefit, even if it means that we pay the executive a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

The following table describes the potential payments that would have been provided to each of our named executive officers pursuant to the Executive Change in Control and Severance Policy in the event that they were terminated within the three-month period prior to or the 12-month period following a “change in control” as described above, assuming such termination occurred on December 31, 2021 (except as otherwise noted).

Named Executive Officer	Salary Severance Payments ($)	Pro-Rated Bonus Severance Payments ($)	COBRA Premium Reimbursements ($)(1)	Equity Acceleration ($)(2)	Total ($)

Dave Girouard	460,000	460,000	23,948	44,753,296	45,697,244

Sanjay Datta	400,000	307,500	23,948	35,805,855	36,537,303

Paul Gu	400,000	307,500	23,438	36,116,534	36,847,472

Anna Counselman	360,000	180,000	23,948	21,829,442	22,393,390

Alison Nicoll	360,000	180,000	23,948	21,829,442	23,393,390

(1)

The amounts reported in this column represent estimates of the premiums to maintain group health insurance continuation benefits pursuant to COBRA for the executive and the executive’s respective eligible dependents for 12 months. The amounts presented are based on estimates for maintaining group health insurance continuation benefits under our 2022 health insurance plans.

(2)

The value of the accelerated RSUs in this table are calculated by multiplying the number of shares subject to acceleration by the closing price of our common stock on December 31, 2021, which was $151.30 per share. The value of the accelerated stock options is calculated by multiplying (x) the number of shares subject to acceleration for each stock option by (y) the closing price per share minus the applicable exercise price per share.

Policy Regarding Employee, Officer and Director Hedging

We have an insider trading policy, which, among other things, prohibits our directors, officers, employees, consultants and other service providers (and their respective family and household members) from engaging in short sales, derivative securities transactions, including hedging, or having a margin account with respect to our securities. In addition, no such person may pledge our securities as collateral for a loan except for members of the Board or executive officers that demonstrate the financial capacity to repay the loan without resorting to the pledged securities and receive a waiver, as determined by the Chairperson of our nominating and corporate governance committee and our General Counsel.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)

Equity compensation plans approved by stockholders

2012 Equity Incentive Plan(2)	12,152,940	5.43	—

2020 Equity Incentive Plan(3)	611,575	105.69	9,979,700

2020 Employee Stock Purchase Plan(4)	—	—	1,869,302

Prodigy Software, Inc. 2015 Stock Incentive Plan	20,611	9.01	—

Equity compensation plans not approved by stockholders	—	—	—

Total	12,785,176		11,849,002

(1)	RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
(2)

As a result of our initial public offering and the adoption of the 2020 Equity Incentive Plan (the “2020 Plan”), we no longer grant awards under the 2012 Equity Incentive Plan (the “2012 Plan”); however, all outstanding awards under the 2012 Plan remain subject to the terms of the 2012 Plan. The number of shares underlying stock options granted under the 2012 Plan that expire or terminate or are forfeited or repurchased by us under the 2012 Plan, tendered to or withheld by us for payment of an exercise price or for tax withholding, or repurchased by us due to failure to vest will be automatically added to the shares available for issuance under the 2020 Plan.

(3)

Our 2020 Plan provides that the number of shares of common stock available for issuance under the 2020 Plan automatically increases on the first day of each fiscal year beginning with the 2021 fiscal year, in an amount equal to the least of (i) 15,000,000 shares, (ii) five percent (5%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the administrator may determine.

(4)

Our 2020 Employee Stock Purchase Plan (the “ESPP”) provides that the number of shares of our common stock available for issuance under the ESPP automatically increases on the first day of each fiscal year beginning with the 2021 fiscal year, in an amount equal to the least of (i) 2,000,000 shares, (ii) one percent (1%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the administrator may determine.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 15, 2022 for:

•	each of the named executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

The percentage of beneficial ownership shown in the table is based on 84,566,077 shares of common stock outstanding as of March 15, 2022.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Except as indicated by the footnotes below, we believe, based on the information available to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except as otherwise noted. The rules of the SEC also take into account shares of common stock pursuant to stock options that are either immediately exercisable or exercisable on or before the 60th day after March 15, 2022 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 15, 2022. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Upstart Holdings, Inc., 2950 S. Delaware Street, Suite 300, San Mateo, California 94403.

	Common Stock
Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock Outstanding

Directors and named executive officers

Dave Girouard	12,469,877	(2)	14.46%

Sanjay Datta	1,067,712	(3)	1.25%

Paul Gu	1,699,716	(4)	1.98%

Anna Counselman	666,666	(5)	*

Alison Nicoll	623,840	(6)	*

Kerry W. Cooper	2,474		*

Mary Hentges	98,295	(7)	*

Jeff Huber	102		*

Ciaran O’Kelly	192,745	(8)	*

Sukhinder Singh Cassidy	123,729	(9)	*

Hilliard C. Terry, III	68,295	(10)	*

All directors and current executive officers as a group (11 persons)	17,013,451	(11)	18.87%

Greater than 5% stockholders

Entities affiliated with Vanguard	4,981,542	(12)	5.89%

Vulcan Value Partners, LLC	4,845,315	(13)	5.73%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)

Represents shares beneficially owned by such individual or entity, and includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)

Consists of (i) 8,769,186 shares of common stock were held of record by the 2008 D&T Girouard Revocable Trust, for which Mr. Girouard serves as co-trustee, (ii) 950,589 shares of common stock were held of record by Mr. Girouard as trustee of the GIROUARD 2020 GRAT, dated October 19, 2020, (iii) 552,750 shares of common stock were held of record by Mr. Girouard’s sister-in-law, Tristen Baird Willard, as trustee of the JRG 2020 Exempt Gift Trust, (iv) 552,750 shares were held of record by Mr. Girouard’s sister-in-law, Tristen Baird Willard, as trustee of the TMG 2020 Exempt Gift Trust and (v) options to purchase an aggregate of 1,644,602 shares of Common Stock held by Mr. Girouard were exercisable within 60 days of March 15, 2022.

(3)	Consists of 1,067,712 shares subject to options exercisable within 60 days of March 15, 2022 held by Mr. Datta.
(4)	Consists of (i) 433,882 shares held of record by Mr. Gu and (ii) 1,265,834 shares subject to options exercisable within 60 days of March 15, 2022 held by Mr. Gu.
(5)	Consists of 666,666 shares subject to options exercisable within 60 days of March 15, 2022 held by Ms. Counselman.
(6)	Consists of (i) 167,224 shares held of record by Ms. Nicoll and (ii) 456,616 shares subject to options exercisable within 60 days of March 15, 2022 held by Ms. Nicoll.
(7)	Consists of 98,295 shares subject to options exercisable within 60 days of March 15, 2022 held by Ms. Hentges.
(8)	Consists of (i) 302 shares held of record by Mr. O’Kelly and (ii) 192,443 shares subject to options exercisable within 60 days of March 15, 2022 held by Mr. O’Kelly.
(9)	Consists of (i) 434 shares held of record by Ms. Singh Cassidy and (ii) 123,295 shares subject to options exercisable within 60 days of March 15, 2022 held by Ms. Singh Cassidy.
(10)	Consists of 68,295 shares subject to options exercisable within 60 days of March 15, 2022 held by Mr. Terry.
(11)	Consists of (i) 11,429,693 shares beneficially owned by our executive officers and directors and (ii) 5,583,758 shares subject to options exercisable within 60 days of March 15, 2022.
(12)

Based on a Schedule 13G filed with the SEC on February 10, 2022 reporting stock ownership as of December 31, 2021, consists of 4,981,542 shares of The Vanguard Group - 23-1945930 (The Vanguard Group). Of the shares of common stock beneficially owned, The Vanguard Group reported that it had shared voting power with respect to 28,029 shares, shared dispositive power with respect to 53,954 shares, and sole dispositive power with respect to 4,927,588 shares. The address of this entity is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(13)

Based on a Schedule 13G filed with the SEC on February 14, 2022 reporting stock ownership as of December 31, 2021, consists of 4,845,315 shares of common stock held of record by Vulcan Value Partners, LLC. Vulcan Value Partners, LLC has sole voting and dispositive power with respect to all of the reported shares. The address of this entity is Three Protective Center, 2801 Highway 280 South, Suite 300, Birmingham, Alabama 35223.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements which are described under the section of this proxy statement captioned “Executive Compensation,” we describe below transactions and series of similar transactions, since January 1, 2021, to which we were a party or will be a party, in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Transactions with Stone Ridge and Affiliated Entities

Whole Loan Purchases & Securitization Transactions

Stone Ridge Trust V was deemed to be a related party as a holder of more than 5% of our outstanding capital stock only for part of the fiscal year ended December 31, 2021. During such part of fiscal year 2021, Stone Ridge Trust V and certain of its affiliated entities purchased whole loans through our platform approximately in the aggregate amount of $228.0 million. Stone Ridge Trust V and certain of its affiliated entities also contributed approximately $85.4 million during such part of fiscal year 2021 in loans as collateral in private offering securitization transactions that we sponsored and serviced. In connection with these contributions, Stone Ridge Trust V and certain affiliated entities received cash payments of approximately $91.2 million.

Servicing Fees

We are the servicer of certain loans purchased and held by Stone Ridge Trust V and certain of its affiliated entities. We serviced such loans and received servicing fees from Stone Ridge Trust V and certain of its affiliated entities on a continuing basis throughout fiscal year 2021 approximately in the amount of $3.6 million.

Transactions with Third Point and Affiliated Entities

Pass-Through Certificates & Securitization Transactions

Third Point was deemed to be a related party as a holder of more than 5% of our outstanding capital stock only for part of the fiscal year ended December 31, 2021. During such part of fiscal year 2021, certain entities affiliated with Third Point purchased approximately $381.9 million in pass-through certificates backed by Upstart-powered loans from a series trust affiliated with Jefferies LLC. Certain entities affiliated with Third Point also contributed approximately $232.9 million during such part of fiscal year 2021 in loans as collateral in private offering securitization transactions that we sponsored and serviced through a series trust affiliated with Jefferies LLC and related entities. In connection with these contributions, certain entities affiliated with Third Point received cash payments of approximately $244.9 million.

Other Transactions

Certain of our executive officers and directors participated in Upstart’s platform in previous years by purchasing fractional interests in Upstart-powered loans from a sponsored trust entity. Such program was sunset in 2019, but distributions continue to be made. The aggregate amount of the distributions received by such participating executive officers and directors are set forth below (in thousands):

For the fiscal year ended December 31, 2021	Executive Officers	Directors
Distributions received	$553	—

Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2021, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to our company or our stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our Board.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our written policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

Under this policy, all related person transactions may be consummated or continued only if approved or ratified by our audit committee. In determining whether to approve or ratify any such proposal, our audit committee will take into account, among other factors it deems appropriate, (a) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party, (b) the extent of the related person’s interest in the transaction and (c) whether the transaction would impair the independence of an outside director. The policy grants standing pre-approval of certain transactions, including (i) any compensation paid to a director or executive officer if such compensation (A) is approved by our compensation committee or our Board, (B) is required to be reported in our annual proxy statement or (C) in the case of an executive officer who is not an immediate family member of any other executive officer, would have been required to be reported in our annual proxy statement if the executive officer was a “named executive officer”, (ii) transactions with another company at which a related person’s only relationship with such other company is as a non-executive employee, director, or beneficial owner of less than 10% equity interest of that company, if the aggregate amount involved does not exceed the greater of $200,000 or 5% of such company’s total annual revenues and the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (iii) charitable contributions, grants or endowments by us to a charitable organization, foundation or university where the related person’s only relationship with such charitable organization is as a non-executive employee or director, if the aggregate amount involved does not exceed the greater of $200,000 or 5% of the charitable organization’s total annual receipts, (iv) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and (v) any indemnification or advancement of expenses made pursuant to our certificate of incorporation or bylaws or any related agreement.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent (10%) of our common stock, to file reports of ownership and changes in ownership with the SEC. During 2021, one Form 4 reporting a grant of restricted stock units to Kerry W. Cooper in connection with her election to the Board was filed one day late. Based solely on our review of Forms 3, 4 and 5 and amendments thereto filed electronically with the SEC by the reporting persons, and written representations from certain reporting persons, other than as indicated above, we believe that our directors, executive officers, and ten percent (10%) stockholders complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2021.

2021 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2021 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our Annual Report on Form 10-K and this proxy statement are posted on our website at ir.upstart.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report on Form 10-K without charge by sending a written request to Upstart Holdings, Inc., Attention: Investor Relations, 2950 S. Delaware Street, Suite 300, San Mateo, California 94403.

* * *

Our Board does not presently know of any other matters to be presented at the 2022 Annual Meeting. If any additional matters are properly presented at the 2022 Annual Meeting, the designated proxy holders listed in this proxy statement will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the 2022 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed in the Notice or on the accompanying proxy card or, or if you requested to receive a printed copy of the proxy materials, by executing and returning, at your earliest convenience, the accompanying proxy card or voter instructions form in the envelope that has also been provided.

SCAN TO VIEW MATERIALS & VOTE w UPSTART HOLDINGS, INC. ATTN: INVESTOR RELATIONS VOTE BY INTERNET 2950 S. DELAWARE STREET, SUITE 300 Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above SAN MATEO, CALIFORNIA 94403 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Time on May 16, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/UPST2022 You may attend the Annual Meeting of Stockholders via the Internet and vote during the meeting. Have the information that is printed in the box by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Time on May 16, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D71320-P66570 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY UPSTART HOLDINGS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR each number(s) of the nominee(s) on the line below. of the following Class II nominees: 1. Election of Directors ! ! ! Nominees: 01) Sukhinder Singh Cassidy 02) Paul Gu The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as Upstart’s independent registered public accounting firm for the fiscal year ending ! ! ! December 31, 2022. One Two Three The Board of Directors recommends you vote, on an advisory basis, “ONE YEAR” for the following proposal: Year Years Years Abstain 3. The frequency of future stockholder advisory votes on the compensation of our named executive officers. ! ! ! ! NOTE: In their discretion, the proxy holders will vote on such other business as may properly come before the meeting or any adjournments or postponements thereof. This section must be completed for your vote to be counted – Date and Sign Below Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D71321-P66570 UPSTART HOLDINGS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 17, 2022, 9:00 AM Pacific Time The stockholder(s) hereby appoint(s) Dave Girouard, Sanjay Datta and Alison Nicoll, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Upstart Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually on Tuesday, May 17, 2022, at 9:00 a.m. Pacific Time or at any postponements or adjournments thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. In their discretion, Dave Girouard, Sanjay Datta and Alison Nicoll, or any of them, as proxies, are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponements or adjournments thereof. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET. CONTINUED AND TO BE SIGNED ON REVERSE SIDE